Exhibit 2.1
Executed Version

PURCHASE AND SALE AGREEMENT

BETWEEN

BILL BARRETT CORPORATION

AND

CIRCLE B LAND COMPANY LLC

AS SELLERS

AND

FINLEY RESOURCES INC.

AND

BIG WEST EXPLORATION AND PRODUCTION LLC

AS BUYERS

Dated: November 20, 2017

TABLE OF CONTENTS
		Page
ARTICLE 1 ASSETS
Section 1.01	Agreement to Sell and Purchase.....................................................................................................	1
Section 1.02	Assets..............................................................................................................................................	1
Section 1.03	Aurora Membership Interest...........................................................................................................	3
Section 1.04	Excluded Assets..............................................................................................................................	3

ARTICLE 2 PURCHASE PRICE.........................................................................................................................................		5
Section 2.01	Purchase Price.................................................................................................................................	5
Section 2.02	Deposit............................................................................................................................................	5
Section 2.03	Allocated Values..............................................................................................................................	6
Section 2.04	Section 1031 Like-Kind Exchange.................................................................................................	6

ARTICLE 3 EFFECTIVE TIME..........................................................................................................................................		7
Section 3.01	Ownership of Assets........................................................................................................................	7

ARTICLE 4 TITLE AND ENVIRONMENTAL MATTERS...............................................................................................		7
Section 4.01	Examination Period.........................................................................................................................	7
Section 4.02	Title Defects....................................................................................................................................	7
Section 4.03	Notice of Title Defects....................................................................................................................	9
Section 4.04	Remedies for Title Defects..............................................................................................................	10
Section 4.05	Conveyances and Title....................................................................................................................	11
Section 4.06	Consents to Assignment and Preferential Rights to Purchase.........................................................	14
Section 4.07	Remedies for Title Benefits.............................................................................................................	15
Section 4.08	Environmental Review....................................................................................................................	16
Section 4.09	Definitions Used in Article 4 and in this Agreement......................................................................	17
Section 4.10	Notice of Environmental Defects....................................................................................................	18
Section 4.11	Remedies for Environmental Defects.............................................................................................	19
Section 4.12	Independent Experts........................................................................................................................	20
Section 4.13	Limitation of Remedies for Title Benefits, Title Defects and Environmental Defects...................	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER............................................................................		21
Section 5.01	Existence.........................................................................................................................................	21
Section 5.02	Legal Power.....................................................................................................................................	21
Section 5.03	Execution........................................................................................................................................	22
Section 5.04	Brokers............................................................................................................................................	22
Section 5.05	Bankruptcy......................................................................................................................................	22
Section 5.06	Suits and Claims..............................................................................................................................	22
Section 5.07	Taxes...............................................................................................................................................	22
Section 5.08	Authorizations for Expenditures.....................................................................................................	22
Section 5.09	Compliance with Laws....................................................................................................................	22
Section 5.10	Contracts.........................................................................................................................................	23
Section 5.11	Production Imbalances....................................................................................................................	23
Section 5.12	Payments for Production.................................................................................................................	23
Section 5.13	Bonds..............................................................................................................................................	23

i

Section 8.03	Pending Matters..............................................................................................................................	30

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF BUYER...........................................................................................		31
Section 9.01	Representations...............................................................................................................................	31
Section 9.02	Performance....................................................................................................................................	31
Section 9.03	Pending Matters..............................................................................................................................	31
Section 9.04	JPMorgan Chase Liens....................................................................................................................	31

ARTICLE 10 THE CLOSING..............................................................................................................................................		31
Section 10.01	Time and Place of the Closing........................................................................................................	31
Section 10.02	Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing...................	31
Section 10.03	Closing Adjustments and Allocations Statement............................................................................	33
Section 10.04	Post-Closing Allocations and Adjustments to Purchase Price........................................................	34
Section 10.05	Transfer Taxes.................................................................................................................................	35
Section 10.06	Production Taxes.............................................................................................................................	35
Section 10.07	Actions of Seller at the Closing......................................................................................................	35
Section 10.08	Actions of Buyer at the Closing......................................................................................................	36
Section 10.09	Recordation; Further Assurances; Delivery of the Records............................................................	37
Section 10.10	Post-Closing Tax Matters................................................................................................................	37

ARTICLE 11 TERMINATION.............................................................................................................................................		38
Section 11.01	Right of Termination.......................................................................................................................	38
Section 11.02	Effect of Termination......................................................................................................................	39
Section 11.03	Attorneys' Fees, Etc.........................................................................................................................	39

ARTICLE 12 ASSUMPTION AND INDEMNIFICATION.................................................................................................		39
Section 12.01	Buyer's Obligations after Closing...................................................................................................	39
Section 12.02	Seller's Obligations after Closing....................................................................................................	40
Section 12.03	Plugging and Abandonment Obligations........................................................................................	40
Section 12.04	Environmental Obligations.............................................................................................................	42
Section 12.05	Definition of Claims........................................................................................................................	42
Section 12.06	Application of Indemnities..............................................................................................................	43
Section 12.07	Buyer's Indemnity...........................................................................................................................	43
Section 12.08	Seller's Indemnity............................................................................................................................	44
Section 12.09	Notices and Defense of Indemnified Claims..................................................................................	44
Section 12.10	Survival...........................................................................................................................................	44
Section 12.11	Limitations on Seller's Indemnification Obligations......................................................................	45
Section 12.12	Exclusive Remedy...........................................................................................................................	45
Section 12.13	Representation as to Title and Environmental Matters...................................................................	45
Section 12.14	Defenses and Counterclaims...........................................................................................................	45
Section 12.15	Anti-Indemnity Statute, No Insurance; Subrogation.......................................................................	45

ARTICLE 13 DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION.................................................................		46
Section 13.01	Disclaimers of Representations and Warranties..............................................................................	46
Section 13.02	NORM.............................................................................................................................................	47
Section 13.03	Casualty Loss; Condemnation........................................................................................................	47

ARTICLE 14 MISCELLANEOUS.......................................................................................................................................		48
Section 14.01	Names..............................................................................................................................................	48
Section 14.02	Expenses..........................................................................................................................................	48
Section 14.03	Document Retention.......................................................................................................................	48
Section 14.04	Entire Agreement............................................................................................................................	48
Section 14.05	Waiver.............................................................................................................................................	48
Section 14.06	No Third-Party Beneficiaries..........................................................................................................	48
Section 14.07	Assignment......................................................................................................................................	48
Section 14.08	Governing Law; Venue...................................................................................................................	49
Section 14.09	Notices............................................................................................................................................	49
Section 14.10	Severability......................................................................................................................................	50
Section 14.11	Interpretation...................................................................................................................................	50
Section 14.12	Relationship Between Finley and Big West; Obligation to Close..................................................	53
Section 14.13	Time of the Essence........................................................................................................................	53
Section 14.14	Counterpart Execution....................................................................................................................	53

EXHIBITS AND SCHEDULES

Exhibit A-1            Leases and Lands
Exhibit A-2            Surface Agreements
Exhibit A-3            Fee Interests
Exhibit A-4            Owl and Hawk Ranch
Exhibit B            Wells
Exhibit C            Allocated Values
Exhibit D            Aurora Gathering Membership Interest Purchase Agreement
Exhibit E            Form of Assignment and Bill of Sale
Exhibit F            Form of Roosevelt Deed
Exhibit G            Form of Seismic License
Exhibit H            Form of Certificate of Non-Foreign Status
Exhibit I            Form of Escrow Agreement

Schedule 4.06 A-1        Required Consents
Schedule 4.06 A-2        Specified Consents
Schedule 5.06            Suits and Claims
Schedule 5.08            Authorizations for Expenditures
Schedule 5.10            Material Contracts
Schedule 5.13            Bonds
Schedule 5.14            Plugging and Abandonment; Ongoing Surface Restoration
Schedule 5.19            Permits Matters (including Environmental Permits)
Schedule 5.24            Preferential Rights
Schedule 5.25            Payout Status
Schedule 5.28            Environmental Matters
Schedule 10.02(b)(ii)        Suspense Funds

v

TABLE OF DEFINED TERMS

Accredited Investor	27	Independent Expert	20
Affected Asset	14	Information	24
Affiliate	52	Insolvent	22
Agreement	1	JPMorgan Chase Liens	13
Allocated Values	6	Knowledge	51
Assets	1	Lands	1
Assignment	11	Laws	11
Assumed Obligations	39	Lease	1
Aurora Gathering	1	Leases	1
Aurora Gathering Membership Interest Purchase Agreement	3	Material	52
Aurora Membership Interest	1	Material Adverse Effect	51
Aurora Seismic	3	Material Contract	23
BBC	1	Mineral Deeds	13
BIA	12	Net Mineral Acre	8
Big West	1	Net Mineral Acres	8
BLM	12	Net Revenue Interest	8
Breach	52	NORM	47
Business Employees	30	Notice of Disagreement	34
Buyer	1	Notification Date	7
Buyer's Closing Certificate	37	Owl and Hawk Ranch	5
Buyer's Closing Documents	26	Parties	1
Buyer's Environmental Review	16	Party	1
Casualty	47	Permits	2
Circle B	1	Permitted Encumbrances	11
Claims	42	Phase I Environmental Assessment	16
Closing	31	Phase II Environmental Assessment	18
Closing Date	31	Plugging and Abandonment Obligations	40
Contracts	2	Production Taxes	35
Control	52	Purchase Price	5
Defensible Title	8	Purchase Price Allocations and Adjustments	33
Deposit	5	Records	3
Disposal	17	Release	17
Documents	48	Representatives	43
Effective Time	7	Required Consents	14
Environmental Defect	17	Retained Obligations	40
Environmental Defect Value	18	Roosevelt Deed	13
Environmental Information	17	Roosevelt Properties	2
Environmental Laws	17	Secondary Environmental Notification	18
Environmental Obligations	42	Seismic License	30
Equipment	2	Seller	1
Escrow Agent	5	Seller's Closing Certificate	36
Escrow Agreement	5	Seller's Closing Documents	22
Excluded Assets	3	Settlement Statement	34
Fee Interests	2	Specified Consents	14
Fee Mineral Interests	2	Surface Agreements	2
Fee Surface Interests	2	Surface Deeds	13
FERC	23	Tax	52
Final Settlement Date	34	Tax Controversy	38
Final Settlement Statement	34	Tax Return	52
Finley	1	Title Benefit	15
Governmental Authority	17	Title Benefit Value	15
Hazardous Substance	17	Title Defect	7
Hydrocarbon Interests	2	Title Defect Value	9
Hydrocarbons	1	Transfer Taxes	35
Includes	51	Water Rights	2
Including	51	Water Wells	2
Income Tax Return	52	Wells	2
Income Taxes	52	Working Interest	8

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 20th day of November, 2017, by and between BILL BARRETT CORPORATION, a Delaware corporation (“BBC”), and CIRCLE B LAND COMPANY LLC, a Colorado limited liability company (“Circle B” and, together with BBC, collectively, “Seller”), and Finley Resources Inc., a Texas corporation (“Finley”), and Big West Exploration and Production LLC, a Utah limited liability company (“Big West,” and, together with Finley, collectively, “Buyer”). Seller and Buyer are collectively referred to herein as the “Parties,” and are sometimes referred to individually as a “Party.”

R E C I T A L S:

WHEREAS, BBC owns certain oil and gas leases located in Uintah and Duchesne Counties, Utah and certain associated assets constituting a portion of the Assets as defined and more fully described below in Section 1.02;

WHEREAS, Seller owns certain fee surface and mineral interests constituting a portion of the Assets as defined and more fully described below in Section 1.02; and

WHEREAS, in connection with the operation of certain of the Assets there are gas gathering pipelines and appurtenant equipment owned by Aurora Gathering, LLC (“Aurora Gathering”), of which BBC owns one hundred percent (100%) of the membership interest (the “Aurora Membership Interest”).

WHEREAS, Seller desires to sell to Buyer, and each of Finley and Big West desires to purchase from Seller, an undivided fifty percent (50%) interest in the Assets and the Aurora Membership Interest, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
ASSETS

Section 1.01    Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets and the Aurora Membership Interest from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02    Assets. Subject to Section 1.04, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)the oil, gas and other mineral leases described on Exhibit A‑1, including without limitation, any and all overriding royalty interests, royalty interests, non-working or carried interests, operating rights, and other rights and interests in the oil, gas and other mineral leases described on Exhibit A‑1 (collectively referred to as the “Leases” or, singularly, as a “Lease”), together with the mineral lands covered thereby or pooled, communitized or unitized therewith (the “Lands”), and all oil, gas, associated liquids, other hydrocarbons and other lease substances (“Hydrocarbons”) that may be produced and saved from the Leases and from any lands pooled, communitized, or unitized therewith (the Leases, the Lands, and the Hydrocarbons described above and the Wells described below being collectively referred to as the “Hydrocarbon Interests”);

(b)all easements, rights-of-way, servitudes, surface leases, surface use agreements, grazing leases, water disposal or handling agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used or held for use in connection with the ownership, use or operation of the Hydrocarbon Interests, recorded or unrecorded, all of which are described on Exhibit A‑2 (collectively, the “Surface Agreements”);

(c)all of the fee surface interests (“Fee Surface Interests”) and fee mineral interests (“Fee Mineral Interests”) in the lands described on Exhibit A‑3 (the “Fee Interests”);

(d)to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, in each case to the extent used or held for use in connection with the ownership, use or operation of the Hydrocarbon Interests (collectively, the “Permits”);

(e)all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith, whether producing or shut in, and whether for production, produced water injection or disposal, water supply wells, monitoring, or otherwise, including those described on Exhibit B, together with all of Seller’s interests within the spacing, producing, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the wells (collectively, the “Wells”); and all equipment, machinery, fixtures, spare parts, inventory and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used or held for use in connection with the operation of the Hydrocarbon Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons and any water, by-products, or waste produced therewith or otherwise attributable thereto produced from or attributable to the Hydrocarbon Interests, including all wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials and supplies used in connection with the Hydrocarbon Interests (collectively, the “Equipment”);

(f)to the extent assignable or transferable, (i) all contracts, agreements, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, unit agreements, gas marketing, gas gathering, processing and transportation agreements, and (ii) equipment leases and rental contracts, and other contracts, agreements, and arrangements relating to the Assets, including without limitation, the contracts listed on Schedule 5.10 insofar as they directly relate to the Assets described in Section 1.02(a) through Section 1.02(e) (collectively, the “Contracts”), provided, however, that the term “Contracts” shall not include the Leases, the Surface Agreements, or any master service contracts;

(g)the Roosevelt, Utah office building, related lands and surface estates, and the furniture, fixtures, inventory and equipment therein (including computer equipment but not any software or any other information or data on such computers that are not among the records described in Section 1.02(j)) (collectively, the “Roosevelt Properties”); and

(h)water rights, if any (the “Water Rights”), and water wells, if any (the “Water Wells”), owned or used by Seller in connection with the items described in Section 1.02(a) through Section 1.02(g);

(i)all of Seller’s right, title, and interest in and to any assets of the kind or character described in or relating to those Assets set forth in Section 1.02(a) through Section 1.02(h) that are located in Duchesne or Uintah Counties, Utah, whether or not such rights, titles, or interests are set forth in, improperly omitted from, or improperly described in this Section 1.02, or Exhibits A-1, A-2, A-3, or B, less and except the Owl and Hawk Ranch (which, for the avoidance of doubt, shall constitute an Excluded Asset as provided in Section 1.04(p)); and

(j)all files, records, and data relating to the items described in Section 1.02(a) through Section 1.02(i) maintained by Seller including the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Income Tax Returns and tax and accounting records pertaining to Income Tax Returns) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records, all geologic maps, including any interpretations, analyses and reports related thereto, and all of Seller’s right, title, and interest in geophysical, seismic, and geological data that has been collected or obtained from the seismic surveys, gravity meter surveys, geological surveys and other similar data conducted under the project named “Aurora 3D” and covering lands in Township 6 South, Ranges 19 and 20 East, U.S.M., and Township 7 South, Ranges 19 and 20 East, U.S.M., all in Uintah County, Utah (such geophysical, seismic, and geological data, the “Aurora Seismic”), but excluding from the foregoing all seismic data licensed from any third party and those files, records, and data subject to written unaffiliated third-party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable (subject to such exclusions, the “Records”).

Section 1.03    Aurora Membership Interest. At Closing, BBC and Buyer shall execute a purchase and sale agreement providing for the sale of the Aurora Membership Interest in the form of Exhibit D (the “Aurora Gathering Membership Interest Purchase Agreement”).

Section 1.04    Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the following excluded properties, rights, and interests (collectively, the “Excluded Assets”):

(a)all trade credits and all accounts, instruments, and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)except for those Claims or rights against a third party for which Buyer has agreed to indemnify Seller pursuant to the terms of this Agreement (including Claims to the extent related to Assumed Obligations), all Claims of Seller,

(i)arising from acts, omissions, or events, or damage to or destruction of property, occurring prior to the Effective Time,

(ii)arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or

(iii)with respect to any of the other Excluded Assets;

(c)except for those rights and interests of Seller relating to the Assumed Obligations, all rights and interests of Seller,

(i)under any policy or agreement of insurance or indemnity,

(ii)under any bond, or

(iii)to any insurance or condemnation proceeds or awards arising in each case from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time;

(d)all Hydrocarbons produced from or otherwise attributable to the Hydrocarbon Interests (including those barrels of condensate that Seller has produced prior to the Effective Time but not yet sold from the Wells), with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons, in each case to be verified with tank straps, gauge sheets, electronic monitoring, regulatory records or any other verifiable means;

(e)all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(f)all proceeds, income, or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time or to any other Excluded Assets;

(g)except for the Aurora Seismic, all of Seller’s proprietary technology and improvements, proprietary or licensed computer software, proprietary and/or licensed seismic data, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property and any leased hardware;

(h)all documents and instruments of Seller that may be protected by the attorney-client privilege, work product doctrine, or other applicable privilege, excluding therefrom all title opinions relating to the Assets (and, for the avoidance of doubt, copies of such title opinions shall be provided to Buyer);

(i)data, information, and other property, rights, or interests that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements for which no consent to disclose or assign has been received, or to the extent such disclosure or assignment is subject to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(j)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets;

(k)all corporate, Income Tax, and financial records of Seller not included in the Records;

(l)all agreements providing for options, swaps, floors, caps, collars, forward sales, or forward purchases involving commodities or commodity prices, or indices based on any of the foregoing and all other similar agreements and arrangements;

(m)all Claims of Seller for refunds of, or loss carry forwards with respect to:

(i)ad valorem, severance, production or any other Taxes attributable to any period prior to the Effective Time or for which the Seller is liable under this Agreement;

(ii)income, gross margin, or franchise Taxes;

(iii)any Taxes attributable to the other Excluded Assets;

(iv)such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreements;

(n)all refunds of any deposits to Seller, or any other returns of any prepayments to Seller, by utilities made prior to the Effective Time in connection with the electric hook-up of any Wells or facilities;

(o)all master service agreements; and

(p)all of Seller’s right, title, and interest in and to the properties described in Exhibit A-4, including all rights appurtenant thereto or associated therewith (collectively, the “Owl and Hawk Ranch”).

ARTICLE 2
PURCHASE PRICE

Section 2.01    Purchase Price. The total consideration for the purchase, sale, and conveyance of the Assets and the assignment of the Aurora Membership Interest to Buyer and Buyer’s assumption of the Assumed Obligations and all other liabilities provided for in this Agreement or in any other documents executed and delivered at Closing, is Buyer’s payment to Seller of the sum of One Hundred Ten Million Dollars ($110,000,000.00) (the “Purchase Price”), as adjusted in accordance with the terms of this Agreement.

Section 2.02    Deposit.
(a)Concurrently with the execution of this Agreement by Buyer and Seller, the Parties shall execute and deliver to each other and J.P. Morgan Chase Bank, N.A. (“Escrow Agent”), the Escrow Agreement (as defined below). Immediately upon Seller’s and Buyer’s execution and delivery of this Agreement and the Escrow Agreement, Buyer shall pay into an escrow account with the Escrow Agent an amount equal to Eleven Million Dollars ($11,000,000.00) (the “Deposit”) by wire transfer of immediately available funds. At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement and the Escrow Agreement. As used in this Agreement, “Escrow Agreement” means the escrow agreement substantially in the form of Exhibit I governing the receipt, handling and delivery of the Deposit. Buyer and Seller shall each bear fifty percent (50%) of the expenses charged by the Escrow Agent pursuant to the Escrow Agreement. Any interest accrued on the Deposit shall be treated as part of the Deposit for all purposes herein, and shall be reported as having been earned by Seller for federal income tax purposes.

(b)Subject to the proviso set forth in Section 11.01, if this Agreement is terminated by Seller pursuant to Section 11.01(b) and Seller does not waive the non-satisfaction of any conditions to Closing set forth in Article 8, Seller and Buyer shall instruct the Escrow Agent to deliver the Deposit to Seller as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform its obligations under this Agreement, and Seller expressly waives any and all other remedies, legal or equitable, that it otherwise may have for Buyer’s breach of this Agreement or failure or refusal to close. The Deposit shall be paid by the Escrow Agent to Seller in immediately available funds pursuant to wire transfer instructions to be provided timely by Seller to the Escrow Agent within three (3) business days after the Seller and Buyer instruct the Escrow Agent to deliver the Deposit to Seller. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(c)Subject to the proviso set forth in Section 11.01, if this Agreement is terminated (i) by Buyer pursuant to Section 11.01(c) and Buyer does not waive the non‑satisfaction of any conditions to Closing set forth in Article 9 or (ii) by Buyer or Seller pursuant to Section 11.01(a), Section 11.01(d), Section 11.01(e), Section 11.01(f), Section 11.01(g) or Section 11.01(h), then Seller and Buyer shall instruct the Escrow Agent to promptly return the Deposit to Buyer in immediately available funds pursuant to wire transfer instructions to be timely provided by Buyer to the Escrow Agent within three (3) business days after the event giving rise to such return obligation. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.

(d)If all conditions precedent to the obligations of Seller set forth in Article 8 have been met, then notwithstanding any provision in this Section 2.02 to the contrary, if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise Breaches this Agreement in any respect prior to Closing, and Buyer is ready and otherwise able to close, at Buyer’s sole election, either (i) Seller and Buyer shall instruct the Escrow Agent to return the Deposit to Buyer within three (3) business days after the Escrow Agent’s receipt of written notice from Seller and Buyer, or (ii) Buyer shall have the right to pursue specific performance of this Agreement, provided that Buyer must file an action for specific performance within twenty-one (21) days of Seller’s Breach. If such action for specific performance is not filed within twenty-one (21) days of Seller’s Breach or if Buyer is unsuccessful for any reason, Buyer shall be deemed to have waived all legal and equitable remedies and its sole remedy for Seller’s Breach of this Agreement shall be limited to the prompt return of the Deposit by the Escrow Agent to Buyer.

(e)If, on or prior to the Closing Date, Buyer is provided the certificate of non‑foreign status described in Section 10.07(j), Buyer shall not withhold any amount under Section 1445 of the Code.

Section 2.03    Allocated Values. The Purchase Price is allocated to the Wells and undeveloped locations on a well-by-well or on a lease-by-lease basis, to the Aurora Membership Interest, the Proprietary Seismic, the Fee Surface Interests, the Fee Mineral Interests, the Roosevelt Properties and the inventory in the Roosevelt, Utah yard, all as set forth on Exhibit C (the “Allocated Values”). The Allocated Value for each Well shall include all Lease interests within the drilling and spacing unit related to each Well. Further, if both a Lease and a top or protection Lease covering the same mineral interests are described on Exhibit A-1, Buyer shall allocate value to the top or protection Lease and not the Lease. In no event shall the aggregate of the Allocated Values exceed the unadjusted Purchase Price. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article 4. Any adjustment to the Purchase Price hereunder shall be reflected in the allocation set forth in Exhibit C consistent with Treasury Regulation Section 1.1060-IT(f).

Section 2.04    Section 1031 Like-Kind Exchange. Seller and Buyer hereby agree that Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not delay or affect Closing or release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof. The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.04 shall defend, indemnify, and hold harmless the other Party and its affiliates from all Claims relating to such election. By consenting to an exchange described under this Section 2.04, a consenting Party shall not be responsible in any way for the other Party’s compliance with the requirements of such an exchange.

ARTICLE 3
EFFECTIVE TIME

Section 3.01    Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. Mountain Time on October 1, 2017 (the “Effective Time”).

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.01    Examination Period. From the date of this Agreement through 5:00 p.m. Mountain Time on December 20, 2017 (the “Notification Date”), Seller shall permit Buyer and/or its Representatives to examine during normal business days and hours at Seller’s Denver, Colorado offices, all abstracts of title, title opinions, title files, ownership maps, Lease, Well, Water Rights (if any), Water Wells (if any), and division order files, assignments, operating, and accounting records and all Leases, Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Assets insofar as the same may now or hereafter be in existence and in the possession or control of Seller (or Representatives of Seller), subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and relating to the data. If there are any documents that Seller cannot provide Buyer due to a confidentiality requirement, Seller shall describe to Buyer the withheld documents and cooperate with Buyer to obtain access thereto from the third party if Buyer so requests.

Section 4.02    Title Defects.
(a)Seller represents and warrants to Buyer that, as of the Effective Time and as of the Notification Date its title to the Assets is Defensible Title, as defined below. The term “Title Defect” means any encumbrance on, encroachment on, irregularity in, defect in, or objection to Seller’s ownership of the Assets (excluding Permitted Encumbrances) that causes a breach of Seller’s warranty and representation set forth above and causes Seller not to have Defensible Title to a particular Asset. Notwithstanding the foregoing or anything contained herein, any matter based solely on lack of information or documents in Seller’s files shall not be considered Title Defects.

(b)The term “Defensible Title” means, subject to and except for the Permitted Encumbrances, such ownership by Seller in the Assets that:

(i)entitles Seller to receive not less than the percentage set forth on Exhibit C as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from any Lease or Well, all without reduction, suspension, or termination of such interest throughout the productive life of any such Asset, except as specifically set forth on Exhibit C;

(ii)obligates Seller to bear not greater than the percentage set forth on Exhibit C as Seller’s Working Interest of the costs and expenses relating to the exploration, maintenance, development, and operation of any Lease or Well, all without a proportionate increase in Seller’s Net Revenue Interest throughout the productive life of such Lease or Well, except as specifically set forth on Exhibit C;

(iii)is free and clear of all liens and encumbrances;

(iv)entitles Buyer to use, without subjecting Buyer to a valid Claim of trespass, all roads, power lines, pits, reservoirs, and pipelines (water and Hydrocarbon) necessary for the operation of the Assets as they are currently being used by Seller; and

(v)entitles Buyer to the Net Mineral Acres specified on Exhibit C; provided that there shall be no duplication of Title Defects asserted under Section 4.02(b)(i) and (ii) above with this Section 4.02(b)(v).

(c)Notwithstanding the above, if a Lease described on Exhibit C will expire by its terms between the date hereof and the Closing Date, such expiration will not constitute a Title Defect (i) if such Lease has been extended by Seller or the Lands covered by such Lease have been top leased by Seller or if Seller has obtained a protection lease (for the avoidance of doubt, in each case, at Seller’s sole cost and expense), or (ii) Buyer has instructed Seller not to extend such Lease or to obtain a top or protection lease;

(d)As to the Fee Surface Interests, “Defensible Title” means good and marketable title, free and clear of all liens and encumbrances, but subject to the Permitted Encumbrances; and

(e)“Net Revenue Interest” means with respect to any Asset as of the Effective Time, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Asset, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of, production therefrom. “Working Interest” means with respect to any Asset as of the Effective Time the interest in and to such Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, or operations on or in connection with such Asset. “Net Mineral Acres” shall mean (x) the number of gross acres covered by the Lease or fee mineral interest multiplied by (y) the lessor’s or mineral owner’s undivided percentage interest in the oil and gas mineral fee estate therein multiplied by (z) Seller’s undivided Working Interest in the subject estate. “Net Mineral Acre” shall mean one (1) acre unit of Net Mineral Acres.

(f)Title Defects and Environmental Defects associated with any asset owned by Aurora Gathering shall be determined, valued and adjusted for in the same manner as Title Defects and Environmental Defects in any of the Assets that are addressed in this Agreement.

Section 4.03    Notice of Title Defects. Buyer shall provide Seller with notice of all purported Title Defects no later than 5:00 p.m. Mountain Time on the Notification Date. To be effective, such notice must (a) be in writing, (b) be received by Seller on or prior to the Notification Date, (c) describe the Title Defect in reasonable detail (including any alleged variance in the Net Mineral Acres, Net Revenue Interest or Working Interest), (d) identify the specific Asset or Assets affected by such Title Defect, (e) include the Title Defect Value and supporting calculations prepared by Buyer in good faith, (f) provide Buyer’s suggested means to address the Title Defect, including any suggested curative work, if any, and (g) comply with the limitations and Title Defect Value qualifications set forth in Section 4.13. Notwithstanding the foregoing and without prejudicing any of Buyer’s rights hereunder, with respect to any purported Title Defects that come to Buyer’s attention, Buyer will promptly provide Seller with appropriate information with respect thereto in order to facilitate Seller’s ability to address such purported Title Defect prior to Closing. Further, Buyer agrees that it will use reasonable efforts to furnish Seller with a list of any purported Title Defects it has discovered at least once per week commencing on the seventh (7th) day following the execution of this Agreement until the Notification Date. Any Title Defect brought to Seller’s attention by Buyer prior to the Notification Date that is cured to Buyer’s reasonable satisfaction prior to the Notification Date shall not continue to constitute a Title Defect and shall not be included on Buyer’s notice of Title Defects. SUBJECT TO THE SPECIAL WARRANTY OF TITLE DESCRIBED IN SECTION 4.05 BELOW, ANY MATTERS THAT MAY CONSTITUTE TITLE DEFECTS, BUT OF WHICH SELLER HAS NOT BEEN SPECIFICALLY NOTIFIED BY BUYER IN ACCORDANCE WITH THIS SECTION 4.03, SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER. On December 21, 2017, the Parties shall meet and determine upon which, if any, of the Title Defects, Title Defect Values, and methods of cure the Parties have reached agreement. Upon the receipt of such title defect notice from Buyer, Seller shall have the option, but not the obligation, for a period ending on January 16, 2018, to cure each outstanding Title Defect at Seller’s sole cost and expense. If Seller elects not to cure a Title Defect at Seller’s cost and expense prior to Closing, and no aspect of such Title Defect is reasonably in dispute, the Purchase Price shall be adjusted for such Title Defect by the amount of the Title Defect Value in accordance with this Agreement, and, subject to Section 4.04, the Asset affected by such Title Defect shall be conveyed to Buyer at Closing.

(a)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii)If the Title Defect asserted is that the actual Net Revenue Interest or Net Mineral Acres, as the case may be, attributable to any Asset is less than that stated on Exhibit C, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1 - [B/C])

A	=	Allocated Value for the affected Asset

B	=	Correct Net Revenue Interest or Net Mineral Acres, as the case may be, for the affected Asset

C	=	Net Revenue Interest or Net Mineral Acres, as the case may be, for the affected Asset as set forth on Exhibit C;

provided, however, that notwithstanding anything to the contrary in this clause (ii), if the Working Interest attributable to any such Asset as set forth on Exhibit C is not reduced in the same proportion as the Net Revenue Interest set forth on Exhibit C is reduced, then clause (iii) shall apply and this clause (ii) shall not apply.

(iii)If the Title Defect represents an obligation, encumbrance, burden, or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated or if the Title Defect is not of the type described in clause (i) or clause (ii), the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, the Title Defect Values placed upon the Title Defect by Buyer and Seller and such other factors as are reasonably necessary to make a proper determination;

(iv)If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire post-Effective Time productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;

(vi)Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Asset set forth on Exhibit C;

(vii)If the Title Defect Value of an Asset is equal to the Allocated Value of such Asset, the affected Asset shall remain in the purchase and sale contemplated by this Agreement, but the Purchase Price shall be adjusted accordingly; and

(viii)Such other factors as mutually-agreed upon by the Parties in writing as are reasonably necessary to determine the value attributable to each Title Defect.

Section 4.04    Remedies for Title Defects.
(a)For any Title Defect noticed pursuant to Section 4.03 that has not been cured at or prior to Closing, and no aspect of such Title Defect is reasonably in dispute, subject to Section 4.04(b) and Section 4.04(c), Seller shall convey the Asset affected by such Title Defect to Buyer at Closing, and the Purchase Price shall, subject to the provisions of Section 4.13, be decreased at Closing by the agreed-upon Title Defect Value. For any Title Defect covered by a notice delivered pursuant to Section 4.03 that has not been cured at or prior to Closing, subject to Section 4.04(b) and Section 4.04(c), with respect to any Title Defect for which the Parties have not yet agreed in writing as to the validity of the Title Defect, the Title Defect Value, or the manner of cure, then (i) the Asset affected by such Title Defect shall be excluded from the Assets conveyed to Buyer at Closing, (ii) the Purchase Price shall be decreased at Closing by the Allocated Value of such affected Asset, and (iii) from and after Closing and through January 16, 2018, Seller shall have the option, but not the obligation, to cure such outstanding Title Defect at Seller’s sole cost and expense.

(b)If, at the expiration of January 16, 2018 (or a later date if mutually-agreed to by the Parties), the Parties have not agreed upon the validity of any asserted Title Defect, the appropriate cure of the same, or the Title Defect Value attributable thereto, either Party shall have the right to elect to have any such dispute determined by an Independent Expert pursuant to Section 4.12(a).

(c)Once a Title Defect is cured within the time specified in Section 4.03, by Seller at its sole cost and expense to Buyer’s reasonable satisfaction, or the existence or value of the Title Defect is determined with finality either by written agreement between Buyer and Seller or in accordance with Section 4.12(a), Buyer shall promptly pay (i) in the case of a Title Defect that is cured, the amount the Purchase Price was decreased at Closing as a result of this previously uncured Title Defect or (ii) in the case of an Asset affected by an unresolved Title Defect and for which the validity of the Title Defect and/or the Title Defect Value is determined with finality whether by agreement or in accordance with Section 4.12(a), the difference, if any, between the amount the Purchase Price was decreased at Closing as a consequence of such asserted and unresolved Title Defect and the amount of such Title Defect determined with finality.

Section 4.05    Conveyances and Title.
(a)Except for the Roosevelt Properties, the Fee Mineral Interests and the Fee Surface Interests that are among the Assets (which are subject to Section 4.05(b) and Section 4.05(c), respectively, below), the transfer of the Assets by Seller to Buyer shall be accomplished with an Assignment and Bill of Sale (the “Assignment”) in the form of Exhibit E. The Assignment shall provide for a special warranty of title by, through, and under Seller, but not otherwise, subject to the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets as of the Effective Time:

(i)the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus, or rental, or created to secure compliance with the terms of) the Contracts, Surface Agreements, Leases, and any other agreements, instruments, documents, and other matters described or referred to in any Exhibit or Schedule hereto; provided, however, that, such matters do not operate to reduce the Net Revenue Interest or Net Mineral Acres or increase the Working Interest (without a proportionate increase of the Net Revenue Interest) of Seller in any Asset as reflected on Exhibit C;

(ii)any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, and all applicable federal, state, tribal, and local laws, rules, regulations, guidance, ordinances, decrees, and orders of any Governmental Authority (“Laws”);

(iii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, that do not (A) reduce the Net Revenue Interest or Net Mineral Acres of Seller in any Asset as reflected on Exhibit C, or (B) increase the

Working Interest of Seller with respect to any Lease or Well as reflected on Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest (and, for the avoidance of doubt, such Exhibits shall specifically designate those Assets that, as of the Effective Time, are subject to differing before and after payout interests);

(iv)required third-party consents to assignments or similar agreements with respect to which (A) waivers or consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(v)all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale, transfer, or conveyance of the Assets that are customarily obtained after such sale or conveyance;

(vi)rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or units included in the Assets and the applicable Laws of such Governmental Authorities;

(vii)conventional rights of reassignment contained in any Leases or any assignment thereof, providing for reassignment upon a decision to surrender or abandon any Leases;

(viii)statutory liens for Taxes or assessments (A) not yet due and delinquent or (B) that are being contested in good faith by appropriate proceedings;

(ix)easements, rights‑of‑way, servitudes, permits, surface leases, and other rights with respect to surface operations, on, over or in respect of any of the Assets of which Buyer has, as of the date hereof, notice, either actual or constructive; provided, however, that, such rights do not operate to (A) reduce the Net Revenue Interest or Net Mineral Acres of Seller in any Asset as reflected on Exhibit C, (B) increase the Working Interest of Seller with respect to any Lease or Well as reflected on Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest, or (C) materially affect the operation, value, use, or future development of the Assets affected thereby;

(x)defects based on the failure to record Leases issued by the United States Bureau of Land Management (“BLM”), the United States Bureau of Indian Affairs (“BIA”), any tribal authority or a state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which the applicable Asset is located; provided, however, such Leases and assignments were properly filed in the BLM, BIA, appropriate tribal authority or state office, and there are no written, recorded adverse claims by third parties with respect to Seller’s interest in such Leases;

(xi)defects that result from the failure to demonstrate of record proper authority for execution by any person on behalf of a corporation, limited liability company, partnership, trust or other entity, unless Buyer provides affirmative evidence that such execution was not authorized and such lack of authorization results in another person or entity’s actual and superior claim to title to the relevant Asset;

(xii)defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and such lack of authorization results in another person or entity’s actual and superior claim to title to the relevant Asset;

(xiii)unless required to establish the existence or validity of the applicable Asset, defects based solely on (x) lack of information in Seller’s files, (y) the absence of certain documents in Seller’s files that are referenced by other documents that are located in Seller’s files or (z) tax assessments or other records related to such assessments;

(xiv)materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (A) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (B) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law;

(xv)all deeds of trust and other security interests burdening the Assets granted by Seller in connection with its Third Amended and Restated Credit Agreement dated as of March 16, 2010, as further amended, under which JPMorgan Chase Bank, N.A. serves as administrative agent (the “JPMorgan Chase Liens”), it being understood that the release of the JPMorgan Chase Liens is a condition to the Closing as provided in Section 9.04;

(xvi)the “non-consent” penalties attributable to any Wells (but not all other acreage within a “Contract Area” covered by a joint operating agreement) that Seller either went “non-consent” under the applicable joint operating agreement or other Contract or in which an interest of Seller was force pooled, to the extent specifically set forth and identified on Schedule 5.25 hereto; and

(xvii)such Title Defects as Buyer has waived pursuant to this terms of this Agreement or in writing in its sole discretion.

(b)The conveyance of the Fee Surface Interests (other than the Roosevelt office and yard) shall be accomplished with deeds substantively the same as each deed by which Seller was granted title to each of the subject tracts (the “Surface Deeds”). For example, if Seller was granted title to a given Fee Surface Interest by a special warranty deed, Seller shall convey that Fee Surface Interest by a special warranty deed in substantively the same form.

(c)The conveyance of the Fee Mineral Interests shall be accomplished with deeds substantively the same as each deed by which Seller was granted title to the subject minerals (the “Mineral Deeds”). For example, if Seller was granted title to a given Fee Mineral Interest by a special warranty deed, Seller shall convey such Fee Mineral Interest to Buyer by a special warranty deed in substantively the same form.

(d)The conveyance of the fee surface estate interest among the Roosevelt Properties shall be accomplished with a deed in the form of Exhibit F (the “Roosevelt Deed”).

(e)The assignment of the Aurora Membership Interest shall be accomplished with an assignment delivered at Closing pursuant to the Aurora Gathering Membership Interest Purchase Agreement.

Section 4.06    Consents to Assignment and Preferential Rights to Purchase.
(a)Consents. All required consents to assignment that are necessary for Seller to execute, deliver and perform its obligations under this Agreement are set forth on Schedule 4.06 A-1 (the “Required Consents”). Within three (3) business days following the Execution Date, Seller shall deliver notice to the holders of the Required Consents and Specified Consents, requesting that holders grant their consent to the transaction contemplated by this Agreement. Seller shall use reasonable efforts to obtain all Required Consents prior to Closing. Consents and approvals which are customarily obtained post-Closing shall not be considered Required Consents. If prior to Closing, Seller fails to obtain the Required Consents set forth on Schedule 4.06 A-2 (the “Specified Consents”) that would invalidate the transfer or conveyance of the Asset affected by the consent to assign or affect the value or use of the Asset (“Affected Asset”), then, at Buyer’s election, Seller shall retain the Affected Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset. For the avoidance of doubt, Seller’s failure to obtain a Specified Consent prior to Closing shall mean there is a Title Defect as to the Asset subject to such Specified Consent, but the reduction to the Purchase Price shall not be subject to the limitations set forth in Section 4.13. Seller, with Buyer’s assistance, shall use its reasonable efforts to obtain any such Specified Consent as promptly as possible following Closing. If any such Specified Consent has been obtained on or before January 16, 2018, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time, and Buyer shall pay Seller the Allocated Value of the Affected Asset, less any proceeds from the Affected Asset attributable to the period of time after the Effective Time received and retained by the Seller (net of any expenses related to the Affected Asset paid by Seller attributable to such period and adjusted pursuant to Section 10.02). If any such Specified Consent has not been obtained on or before January 16, 2018, and the Affected Asset is excluded from the sale, then the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the Affected Asset. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent or Specified Consent, including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments in order to obtain such consent.

(b)Preferential Rights to Purchase.

(i)Within three (3) business days following the Execution Date, Seller shall deliver notice to the holders of the preferential rights to purchase identified on Schedule 5.24, in accordance with the applicable agreements and contracts creating such preferential rights to purchase. Seller shall use diligent efforts, but without any obligation to incur anything but reasonable costs and expenses in connection therewith, to comply with all preferential rights to purchase provisions relative to any Asset prior to the Closing, all of which are identified on Schedule 5.24.

(ii)Prior to the Closing, Seller shall promptly notify Buyer if any of such preferential purchase rights are exercised or if the requisite period has elapsed without such rights having been exercised.

(iii)If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase all or part of such Assets, and the closing of such transaction occurs on or before the Closing Date, then the interest or part thereof so affected will be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Assets without the requirement for Buyer to give notice. If any such third party has elected to purchase all or a part of an interest in any Asset subject to a preferential right to purchase, but has failed to close the transaction by the Closing Date, or if the election period has not run and no election has been made, then the affected portion of the Assets shall be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such affected Assets. If on or before January 16, 2018, the election period passes without the exercise of such preferential right to purchase or if any election previously exercised is rescinded in writing by the party previously electing to purchase the affected Asset, all such Assets will be conveyed to Buyer and Buyer shall pay the portion of the Purchase Price therefor.

Section 4.07    Remedies for Title Benefits.
(a)If, prior to the Notification Date, Seller or Buyer obtains Knowledge of any Title Benefit affecting the Assets, such Party shall promptly notify the other Party in writing thereof. The term “Title Benefit” shall mean Seller’s actual Net Revenue Interest or Net Mineral Acres in any Lease or Well that is greater than or in addition to the Net Revenue Interest or Net Mineral Acres set forth on Exhibit C, or Seller’s actual Working Interest in any Lease or Well is less than the Working Interest set forth on Exhibit C (with less than a proportionate decrease in the Net Revenue Interest).

(b)The value attributable to each Title Benefit (the “Title Benefit Value”) that is asserted by either Party in the Title Benefit notices shall be determined based on the criteria set forth below, but shall never exceed two hundred percent (200%) of the Allocated Value for any affected Asset:

(i)If the Title Benefit is that the actual Net Revenue Interest or Net Mineral Acres, as the case may be, attributable to any Lease or Well is greater than stated on Exhibit C, then the Title Benefit Value shall be the absolute value of the number determined by the following formula:

Title Benefit Value = [A x (B/C)] - A

A	=	Allocated Value for the affected Asset

B	=	Correct Net Revenue Interest or Net Mineral Acres, as the case may be, for the affected Asset

C	=	Net Revenue Interest or Net Mineral Acres, as the case may be, for the affected Asset as set forth on Exhibit C, as applicable;

provided, however, that, notwithstanding anything to the contrary in this clause (i), if the Working Interest attributable to any such Lease or Well as set forth on Exhibit C is not increased in the same proportion as the Net Revenue Interest set forth on Exhibit C is increased, then clause (ii) shall apply and this clause (i) shall not apply; or

(ii)If the Title Benefit represents a decrease in Working Interest for which there is no decrease in the Net Revenue Interest or there is less than a proportionate decrease in Net Revenue Interest or if the Title Benefit is not of the type described in clause (i), the amount of the Title Benefit Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the affected Asset, the Title Benefit Values placed upon the Title Benefit by Buyer and Seller and such other factors as are reasonably necessary to make a proper determination.

(c)The cumulative amount of all Title Benefit Values will be set off against the cumulative amount of all Title Defect Values prior to the determination of any adjustments with respect to the Purchase Price pursuant to this Article 4. Except as provided in the foregoing sentence, there shall be no upward adjustment to the Purchase Price with respect to Title Benefits.

(d)If the Parties have not agreed on the amount of the Title Benefit Value of a Title Benefit on or before January 16, 2018, Seller or Buyer shall have the right to elect to have such Title Benefit Value determined by an Independent Expert pursuant to Section 4.12(a).

Section 4.08    Environmental Review. From the date of this Agreement through the Notification Date (and on and after such date as expressly provided in Section 4.10(b)), Buyer may conduct an environmental assessment of the Assets, subject to the following:

(a)Buyer will have the right to conduct a Phase I environmental assessment of the Assets prior to the end of the Notification Date (“Buyer’s Environmental Review”), and Seller shall provide to Buyer a copy of an environmental review, if any, Seller has in its possession, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon the Seller. For purposes of this Agreement, a “Phase I Environmental Assessment” means (i) a review of Seller’s and the government’s environmental records, (ii) the submission of pre-inspection questionnaires to Seller, (iii) a site visit to visually inspect the Assets, and (iv) interviews with corporate and site personnel of Seller. A Phase I Environmental Assessment does not include soil or groundwater sampling or subsurface testing of any kind. Buyer’s Environmental Review and any Phase II Environmental Assessment shall be subject to the following:

(i)The cost and expense of Buyer’s Environmental Review and Phase II Environmental Assessment shall be borne solely by Buyer;

(ii)All inspections must be coordinated through a designated representative of Seller who may accompany Buyer during the course of Buyer’s inspection of the Assets;

(iii)Buyer shall give Seller notice not less than forty-eight (48) hours before any visits by Buyer and/or its consultant to the Assets;

(iv)Buyer shall provide Seller a copy of any Phase I reports (or last draft thereof in the event a “final” report is not issued) and/or any other report affecting the Assets generated in connection with Buyer’s Environmental Review or Phase II Environmental Assessment promptly after Buyer’s receipt of the same;

(v)Buyer and/or its consultant shall perform all such work in a safe and workmanlike manner, shall not unreasonably interfere with Seller’s operations, and shall comply with all Laws of applicable Governmental Authorities;

(vi)As to the Assets not operated by Seller, Seller shall use commercially reasonable efforts to obtain any third-party consents that are required in order to perform any work comprising Buyer’s Environmental Review or Phase II Environmental Assessment; and

(vii)Buyer hereby agrees to release and defend, indemnify, and hold harmless Seller and Seller’s Representatives from and against all Claims resulting from or arising out of the acts or omissions of Buyer or Buyer’s Representatives relating to Buyer’s Environmental Review and/or Phase II Environmental Assessment. The release and indemnity provisions of this Section 4.08(a)(vii) shall survive termination or Closing of this Agreement notwithstanding anything to the contrary provided for in this Agreement.

(b)Unless otherwise required by applicable Laws, prior to Closing, Buyer shall treat any matters revealed by Buyer’s Environmental Review and Phase II Environmental Assessment and any environmental review provided by Seller to Buyer, including any analyses, compilations, studies, documents, reports, or data prepared or generated from such review, but excluding any public information (the “Environmental Information”), as confidential, and, except as provided below, Buyer shall not disclose any Environmental Information to any Governmental Authority, or, prior to Closing, to any other third party, without the prior written consent of Seller. Buyer may use the Environmental Information prior to Closing only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 4.08. If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled, or required to disclose any of the Environmental Information prior to Closing, Buyer shall provide Seller with prompt written notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Subject to Section 4.08(a)(iv), upon request Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 4.08(b) shall survive any termination of this Agreement, notwithstanding anything to the contrary provided for in this Agreement.

Section 4.09    Definitions Used in Article 4 and in this Agreement.
(a)Environmental Defects. The term “Environmental Defect” shall mean, with respect to any given Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), a violation of or a condition that can reasonably be expected to give rise to a violation of any Environmental Law in effect before the Notification Date in the State of Utah.

(b)Governmental Authority. The term “Governmental Authority” shall mean the United States and any Indian Tribe, state, county, city, and political subdivisions that exercises jurisdiction over the Assets, and any agency, court, department, board, bureau, commission, or other division or instrumentality thereof.

(c)Environmental Laws. The term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health and natural resources (but excluding laws, orders, rules, and regulations that pertain to the prevention of waste of Hydrocarbons or the protection of correlative rights) and the protection of the environment including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, or equivalent or analogous state or local laws, statutes or ordinances, any regulation promulgated thereunder, including those pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the Closing Date hereof that are applicable to the Assets. For purposes of this Agreement, the terms “hazardous substance,” “release,” and “disposal” have the meanings specified in the applicable Environmental Laws as in effect as of the Closing Date.

(d)Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect (i) the estimated costs and expenses net to Seller’s interest in the affected portion of the Assets to correct and/or remediate such Environmental Defect consistent with applicable Environmental Laws and/or (ii) any and all fines, penalties, court and/or administrative costs and other expenses attributable to or arising from the existence of any such Environmental Defect.

Section 4.10    Notice of Environmental Defects.
(a)Except as expressly provided in Section 4.10(b), Buyer shall provide Seller notice of all Environmental Defects no later than 5:00 p.m. Mountain Time on the Notification Date. Subject to the proviso in the following sentence, to be effective, such notice must (a) be in writing, (b) be received by Seller prior to the expiration of the Notification Date, (c) describe the Environmental Defect in reasonable detail, including the written conclusion of Buyer that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review and citation to the applicable Environmental Law that Buyer believes Seller has not complied with, (d) identify the specific Asset or Assets affected by such Environmental Defect, (e) set forth the procedures recommended to correct or cure the Environmental Defect, (f) set forth Buyer’s reasonable, good faith estimate of the Environmental Defect Value, including supporting calculations for such estimate, and (g) comply with the limitations and Environmental Defect Value qualifications set forth in Section 4.13. Notwithstanding the preceding sentence, the Parties acknowledge that following Buyer’s Environmental Assessment, certain information required under clauses (a) through (g) of the preceding sentence may not reasonably be known or definite; accordingly, a notice of Environmental Defect timely delivered by Buyer to Seller following Buyer’s Environmental Assessment shall contain all information required by the preceding sentence to the extent that such information may reasonably be determined on or before the Notification Date. EXCEPT AS EXPRESSLY PROVIDED IN Section 4.10(b), ANY MATTERS THAT MAY CONSTITUTE ENVIRONMENTAL DEFECTS BUT OF WHICH SELLER HAS NOT BEEN SPECIFICALLY NOTIFIED BY BUYER IN ACCORDANCE WITH THE FOREGOING SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER FOR ALL PURPOSES AND CONSTITUTE AN ASSUMED OBLIGATION. Upon receipt of notices of Environmental Defects, Buyer and Seller shall meet and determine upon which of the Environmental Defects, Environmental Defect Values, and methods of correction they have reached agreement. Upon the receipt of such notice from Buyer, Seller shall have the option, but not the obligation, to attempt to correct to Buyer’s reasonable satisfaction such Environmental Defect during a period expiring on January 16, 2018.

(b) With respect to any Asset for which Buyer has conducted a Phase I Environmental Assessment pursuant to Section 4.08(a), the results of which lead Buyer to reasonably believe that a “Phase II Environmental Assessment” is warranted due to a realistic likelihood of the existence of an environmental condition that could constitute an Environmental Defect, Buyer may deliver to Seller, on or before 5:00 p.m. Mountain Time on the Notification Date, a “Secondary Environmental Notification” stating that Buyer desires to conduct a Phase II Environmental Assessment with respect to one or more affected Assets. The Secondary Environmental Notification shall contain all information required under clauses (a) through (g) of Section 4.10(a) to the extent that such information may reasonably be determined on or before the Notification Date, in which event Buyer shall have the right, for a period commencing on the expiration of the Notification Date and ending at 5:00 p.m. Mountain Time on June 29, 2018, to conduct a Phase II Environmental Assessment in respect thereof. As to those Assets excluded from the conveyance to Buyer at Closing, Buyer shall have no right to conduct any Phase II Environmental Assessment with respect to any such Asset for which it has not timely delivered a Secondary Environmental Notification pursuant to this Section 4.10(b) (and, for the avoidance of doubt, the preceding prohibition shall not apply to any Asset conveyed to Buyer at Closing). On or before 5:00 p.m. Mountain Time on June 29, 2018, Buyer shall provide Seller notice of all Environmental Defects in respect of the Assets subject to Secondary Environmental Notifications. Notwithstanding the foregoing and without prejudicing any of Buyer’s rights hereunder, with respect to any purported Environmental Defects that come to Buyer’s attention as a result of such Phase II Environmental Assessments, Buyer will promptly provide Seller with appropriate information with respect thereto in order to facilitate Seller’s ability to address such purported Environmental Defect on or prior to July 16, 2018. Further, Buyer agrees that it will use reasonable efforts to furnish Seller with a list of any purported Environmental Defects it has discovered as a result of such Phase II Environmental Assessments at least once per week commencing on the seventh (7th) day following the expiration of the Notification Date and continuing through June 29, 2018. Any Environmental Defect brought to Seller’s attention by Buyer as a result of such Phase II Environmental Assessments prior to June 29, 2018, that is remediated to Buyer’s reasonable satisfaction prior to July 16, 2018, shall not continue to constitute an Environmental Defect and shall be deemed to have been removed from Buyer’s notice of Environmental Defects. ANY MATTERS THAT MAY CONSTITUTE ENVIRONMENTAL DEFECTS AND THAT BUYER WOULD OTHERWISE BE ENTITLED TO RAISE PURSUANT TO THIS Section 4.10(b), BUT OF WHICH SELLER HAS NOT BEEN SPECIFICALLY NOTIFIED BY BUYER IN ACCORDANCE WITH THIS Section 4.10(b) ON OR BEFORE 5:00 P.M., MOUNTAIN TIME ON JUNE 29, 2018, SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER. On July 20, 2018, the Parties shall meet and determine upon which, if any, of the Environmental Defects, Environmental Defect Values, and methods of remediation the Parties have reached agreement.

Section 4.11    Remedies for Environmental Defects.
(a)If, as of the Closing Date, any Asset is affected by an uncured or otherwise unresolved Environmental Defect noticed pursuant to the provisions of Section 4.10, the affected portion of the Assets shall not be sold, transferred, or conveyed to Buyer at Closing, and the Purchase Price shall, subject to the terms of Section 4.13, be decreased by the Allocated Value of the portion of the Assets so affected. With respect to any Environmental Defect as to which Buyer and Seller are unable to agree within ten (10) days of Closing (or, with respect to those Assets subject to a Secondary Environmental Notification, on or before July 26, 2018) as to the validity of the Environmental Defect, the Environmental Defect Value, or the manner of correction, either Buyer or Seller may submit such matter for determination by an Independent Expert pursuant to Section 4.12(a).

(b)With respect to any Asset that is not sold, transferred, or conveyed to Buyer at the Closing pursuant to the terms of Section 4.11(a), after the Closing and at such time as any Environmental Defect Value or the manner of correction for an Environmental Defect is determined and, in either event, the amount thereof is determined to be less than the Allocated Value for the affected portion of the Assets, Seller shall have the right (i) in the case of an Environmental Defect Value determination, to have the Purchase Price reduced by only the Environmental Defect Value as so determined or (ii) in the case of the cure determination, to elect to cure the Environmental Defect to Buyer’s reasonable satisfaction. The consequence of (i) shall be that Buyer will pay to Seller an amount equal to the Allocated Value for the affected Assets (as otherwise adjusted pursuant to the terms of this Agreement) minus the Environmental Defect Value and the affected portion of the Assets previously retained by Seller shall be conveyed to Buyer. The consequence of (ii) shall be that upon achieving Buyer’s written acknowledgment that the Environmental Defect has been cured to its reasonable satisfaction, the Allocated Value for such previously retained Asset (as otherwise adjusted pursuant to the terms of this Agreement) shall be paid to Seller and the affected portion of the Assets shall be conveyed to Buyer. If no Environmental Defect is determined to exist, Buyer shall pay the Allocated Value attributable to the affected portion of the Assets to Seller, and Seller shall convey the previously retained portion of the Assets to Buyer. If the Environmental Defect Value or the cost to cure an Environmental Defect is determined to be greater than the Allocated Value of the affected portion of the Assets, Seller shall retain the affected portion of the Assets, and the Purchase Price shall be reduced by the Allocated Value attributable to such portion of the Assets.

Section 4.12    Independent Experts.
(a)Any disputes regarding Tax Allocations, Title Defects, Title Benefits, Environmental Defects, Title Defect Value, Title Benefit Value, Environmental Defect Value, appropriate cure of any Title Defect or correction of any Environmental Defects, and the calculation of the Settlement Statement or the Final Settlement Statement, or revisions thereto, may, subject to the provisions of Section 4.04, Section 4.06, Section 4.07, Section 4.11, and Section 4.13, be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by Buyer and Seller (acting reasonably and in good faith) within five (5) business days following the effective date of said notice. The Independent Expert shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved. For example, but not by way of limitation, in the case of a dispute concerning an alleged Environmental Defect, Environmental Defect Value, or cure of the same, the Independent Expert shall have expertise in both the applicable Environmental Laws and environmental science relating to the oil and gas industry.

(b)Buyer and Seller shall determine in writing, acting in good faith, the procedures to be followed to facilitate the decision of the Independent Expert. Such procedures shall include the following scenario:

(i)If the dispute involves the method or adequacy of cure or correction of a Title Defect or Environmental Defect, the Independent Expert shall provide in writing the particulars necessary for Seller, at its sole cost and expense, to cure or correct or to remedy any deficient cure or correction, and shall provide Seller thirty (30) days (unless more time is specifically agreed to in writing by Seller and Buyer) to effect such cure or correction at Seller’s sole cost and expense; and

(ii)In the event of circumstances described in clause (i) above, Seller at its option may at any time during the thirty (30) day cure period pursuant to clause (i) (as such period may be extended pursuant to such clause) decline to cure or correct the applicable defect, at which time the applicable remedies set forth in Section 4.04 or Section 4.11 (as applicable) shall apply.

(c)If Buyer and Seller fail to select an Independent Expert within the five (5) business day period referred to in Section 4.12(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Buyer and Seller. Buyer and Seller shall each bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.

(d)Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association. The Independent Expert shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances using the terms and provisions of this Agreement with respect to title and environmental matters. The decision and award of the Independent Expert shall be binding upon the Parties and final and non‑appealable to the maximum extent permitted by

Laws or Environmental Laws, as applicable, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(e)All proceedings under this Section 4.12 shall be conducted at a mutually agreeable location or, if Buyer and Seller do not so agree, in Denver, Colorado.

Section 4.13    Limitation of Remedies For Title Benefits, Title Defects and Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement (except the provision in Section 4.07(a)):

(a)if the Title Defect Value for a given Title Defect, or the Title Benefit Value for a given Title Benefit, in each case as determined pursuant to this Article 4, does not exceed Twenty Five Thousand Dollars ($25,000) of the affected Asset, or if the Environmental Defect Value for a given Environmental Defect, as determined pursuant to this Article 4 does not exceed Fifty Thousand Dollars ($50,000) of the affected Asset, such Title Defect, Title Benefit, or Environmental Defect shall not qualify for either a Purchase Price adjustment, cure, or correction of such Defect. It is understood and agreed that in each such case these dollar figures are a threshold and not a deductible.

(b)in no event shall there be any adjustments to the Purchase Price unless the aggregate net value of all Title Defects qualifying for adjustment pursuant to Section 4.13(a) less all of the Title Benefits qualifying for adjustment pursuant to Section 4.13(a), plus the value of all Environmental Defects qualifying for adjustment pursuant to Section 4.13(a), excluding any Title Defects or Environmental Defects cured by Seller, exceeds a threshold of Two Percent (2%) of the Purchase Price (prior to any adjustments thereto), after which Buyer shall be entitled to an adjustment to the Purchase Price for the full amount of such Title Defects, less such Title Benefits, and/or Environmental Defects in excess of such threshold amount, it being understood and agreed that this amount is a threshold and not a deductible.

All Title Defects and Environmental Defects asserted by Buyer pursuant to this Article 4 after being resolved in accordance with this Article 4 shall thereafter constitute Permitted Encumbrances and Assumed Obligations, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this Article 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representation and warranties as of the date hereof and as of the date of Closing, except when otherwise indicated. With the exception of Section 5.28, the representations and warranties contained in this Article 5 do not include any matters with respect to the Environmental Laws, remediation or other environmental matters, such matters being addressed exclusively in Article 4.

Section 5.01    Existence. BBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Circle B is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has full legal power, right, and authority to carry on its business as such is now being conducted. Seller is qualified to do business, and in good standing, in the State of Utah.

Section 5.02    Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a)any provision of, as applicable, Seller’s certificate of incorporation or organization, bylaws, operating agreement, and other governing documents;

(b)any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound except for provisions customarily contained in oil and gas agreements; or

(c)any judgment, order, ruling, or decree applicable to the Assets or Seller as a party in interest or any law, rule, or regulation applicable to the Assets or Seller.

Section 5.03    Execution. The execution and delivery of this Agreement and the consummation or performance of any of the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles. Upon the execution and delivery by Seller of the agreements to be executed and delivered by Seller at Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 5.04    Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller. Seller is not “insolvent” as such term is defined under the Federal Bankruptcy Code or any fraudulent transfer or fraudulent conveyance statute applicable to the transactions contemplated by this Agreement.

Section 5.06    Suits and Claims. Except as set forth on Schedule 5.06, there is no litigation or Claims that have been filed by any person or entity or by any administrative agency or Governmental Authority in any legal, administrative, or arbitration proceeding or, to Seller’s Knowledge, threatened against Seller or the Assets that would impede Seller’s ability to consummate the transactions contemplated herein or otherwise result in a material liability.

Section 5.07    Taxes. Seller has caused to be duly and timely filed all material Tax Returns required to be filed with respect to the Assets that are due on or prior to the Closing Date. Seller has paid or caused to be paid in full all Taxes the non-payment of which could result in liability to Buyer or a lien on the Assets (other than a Permitted Encumbrance) that have become due and payable on or prior to the Closing Date.

Section 5.08    Authorizations for Expenditures. Except as set forth on Schedule 5.08, there are no outstanding authorizations for expenditures or other capital commitments that are binding on the Assets, whether operated by BBC or not operated by BBC, that individually would require the owner of the Assets after the Effective Time to expend monies in excess of Fifty Thousand Dollars ($50,000), net to Seller’s Working Interest.

Section 5.09    Compliance with Laws. During Seller’s period of ownership, with respect to the Assets for which Seller is the operator of record, the operation of the Assets has been and is in compliance with applicable Laws in all material respects. To Seller’s Knowledge, the operation of the Assets for which Seller is not the operator of record has been and is in compliance with applicable Laws in all material respects.

Section 5.10    Contracts.
(a)When combined with the Surface Agreements listed on Exhibit A-2, Schedule 5.10 is a complete list of all Material Contracts that Buyer shall assume upon the Closing. For purposes of this Section 5.10, a “Material Contract” is (i) a farm-out, farm-in, operating, or unit agreement, and (ii) a contract, other than a Lease, that is reasonably expected to require payments to a third party or receipt of payments from a third party in excess of One Hundred Thousand Dollars ($100,000) over the life of the contract; provided, however, that notwithstanding the foregoing, any contract that has the effect of reducing the Net Revenue Interest or Net Mineral Acres with respect to any Asset will be considered a “Material Contract.”

(b)Seller is not in Breach of any of the Material Contracts and, to Seller’s Knowledge, the Material Contracts are in full force and effect in accordance with their terms. To the Knowledge of Seller, no other party to any of the Material Contracts is in Breach thereof. Seller has made available to Buyer true, correct and complete copies of each Contract and all amendments thereto. There are no contracts by and between Seller and any of its affiliates related to the Assets.

Section 5.11    Production Imbalances. There are no production imbalances (wellhead, pipeline or otherwise) as of the Effective Time as to any of the Hydrocarbon Interests.

Section 5.12    Payments for Production. Seller is not obligated by virtue of a take or pay payment, call, advance payment, production payment, or other similar payment or obligation (other than royalties, overriding royalties, or similar arrangements that do not cause Seller’s Net Revenue Interest to be less than that set forth on Exhibit C), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery at the then market price, and no take or pay credits must be provided before natural gas can be transported through any interstate carrier under Federal Energy Regulatory Commission (“FERC”) Order 500, et al., and there are no obligations on the Assets under FERC Order 451.

Section 5.13    Bonds. Seller maintains, and through the Closing will maintain, with respect to the Assets, the bonds described on Schedule 5.13.

Section 5.14    Plugging Obligations; Wells. There are no dry holes, or shut in or otherwise inactive wells, located on the Assets or lands pooled, communitized, or unitized therewith that Seller has either the current obligation to plug and abandon as of the date hereof in accordance with an applicable operating agreement or Law or, as to Wells for which Seller is not the operator, received a written proposal to plug and abandon. All of the Wells drilled and completed by Seller as operator have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and applicable Laws. The locations described on Schedule 5.14 are the sites of wells: (a) operated by Seller that were shut-in as of the Execution Date and that have been shut-in for at least six (6) months out of the twelve (12) months prior to the Effective Time, (b) previously plugged and abandoned that require ongoing surface restoration in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts and any other applicable agreements, and (c) wells previously plugged and abandoned for which the applicable Governmental Authority has not issued a final approved abandonment letter.

Section 5.15    Equipment. Seller is the owner of the Equipment free and clear of all liens and encumbrances other than those to be released at Closing and/or Permitted Encumbrances. Other than in connection with normal and customary prudent operations, Seller has not removed any Equipment unless it has been replaced with equipment of similar grade and utility. Unless removed, repaired or replaced (a) with equipment of similar grade and utility or (b) in connection with normal and customary prudent operations, the Equipment currently attendant to the Wells was the equipment historically used by Seller (or the operator thereof) on the Wells to produce the Hydrocarbons prior to the execution of this Agreement. With respect to Assets operated by Seller, all Equipment necessary to conduct normal operations on the Assets is in good working condition, reasonable wear and tear excepted, and is being maintained in a state adequate to conduct normal operations, except for such conditions that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.16    No Alienation. Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets other than (a) production sold in the ordinary course of Seller’s business and (b) Equipment that is worthless or obsolete or has been replaced by equipment of equal suitability and value.

Section 5.17    Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed on Schedule 5.10, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice). Proceeds from the sale of Hydrocarbons produced from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

Section 5.18    Area of Mutual Interest and Other Agreements. No Asset is subject to (or has related to it) any area of mutual interest agreements or any farmout or farmin agreement or other agreement not disclosed on Schedule 5.10 under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Effective Time.

Section 5.19    Permits. As to those Assets Seller has operated, and during Seller’s period of ownership, (a) Seller has had all Permits necessary or appropriate to own and operate the Assets as presently being owned and operated, and (b) the Permits are in full force and effect, and the Assets have been operated in accordance with the terms thereof in all material respects. Seller has not received written notice of any violations in respect of any Permit that remains uncured, except as set forth on Schedule 5.19.

Section 5.20    No Adverse Change. During the period of Seller’s ownership, with respect to the Assets for which Seller is the operator of record and to Seller’s Knowledge as to Assets for which Seller is not the operator, the Assets have been operated in the ordinary course of business consistent with past practices, and there has been no event or series of events that have either individually or in combination had a Material Adverse Effect on the Assets.

Section 5.21    Information. The information pertaining to revenue and expenses attributable to the Assets that Seller has furnished to Buyer (the “Information”) is (a) accurate in all material respects to the extent relating to the period of Seller’s ownership of the Assets and (b) to the Knowledge of Seller, accurate in all material respects to the extent relating to any period of ownership of the Assets prior to the time owned by Seller reflected in the Information. Except as specifically set forth in this Section 5.21, Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records, and (iii) Seller has not knowingly misrepresented any material information in the Records. Except as set forth in this Section 5.21, no representation or warranty of any kind is made by Seller as to the Information or with respect to the Assets to which the Information relates, and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations and warranties contained in this Section 5.21 shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, forecasts, documentation, maps, graphs, charts, or tables that reflect, depict, present, portray, or represent, or that are based upon or derived from, in whole or in part, interpretation of the Information including matters of geological, geophysical, engineering, or scientific interpretation.

Section 5.22    Gathering, Compression, Treating, or Transportation Agreements. Except as set forth on Schedule 5.10, none of the Assets are dedicated or subject to any gathering, compression, treating, processing, transportation, or similar agreement.

Section 5.23    Tax Partnerships. The Assets are not subject to any partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 5.24    Preferential Rights to Purchase and Consents. Except as set forth on Schedule 5.24, none of the Assets are subject to a Preferential Right and Schedules 4.06 A-1 and 4.06 A-2 accurately list all Assets subject to a consent to assignment.

Section 5.25    Payout Status. Except as set forth on Schedule 5.25, Seller has no interest in a Well that will change upon payout.

Section 5.26    Hedging. Upon Closing, there shall be no agreements for options, swaps, floors, caps, collars, or forward sales involving commodities, commodity prices, or indices based on any of the foregoing, or any similar agreements created or entered into by Seller, affecting or relating to the Assets, for which Buyer shall have any responsibility whatsoever.

Section 5.27    Lease Obligations. As to the Assets that Seller has operated, during Seller’s period of ownership, all payments under the Leases (including without limitation, royalties, overriding royalties and shut‑in payments) have been timely and properly made in accordance with the terms of the Leases. Further, Seller has not received a written notice of termination or Breach of any of the Leases. For the avoidance of doubt, the Parties agree that if a Lease described on Exhibit A‑1 will expire by its terms between the date hereof and the Closing Date, such expiration will not constitute a breach of this Section 5.27 if such Lease has been extended by Seller or the Lands covered by such Lease have been top leased by Seller or if Seller has obtained a protection lease. Except for generally applicable Laws or other guidance from a Governmental Authority, there are no obligations or limitations that affect the development or operation of a Lease or the Lands covered by the Leases, that are not (i) set forth in the Lease, (ii) of record as of the date of this Agreement, (iii) set forth in a Surface Use Agreement listed on Exhibit A-2, or (iv) set forth in a Material Contract listed on Schedule 5.10. Buyer’s sole remedy for any Breach of the representation and warranty set forth in this Section 5.27 shall be the Title Defect mechanism set forth in Article 4.

Section 5.28    Environmental. Except for matters described on Schedule 5.28, (i) Seller has not received a written notice of a violation of an Environmental Law with respect to the Assets it operates which has not been resolved as of the Effective Date, (ii) as to Assets it operates, Seller has remediated any non-material violations for which it has received notice, (iii) there are no civil, criminal, or administrative actions, lawsuits, litigation, hearings, notices of violation or proceedings of which Seller has received written notice that are pending against Seller or the Assets operated by Seller as a result of the violation or breach of any Environmental Law, and (iv) with respect to those Assets that Seller has operated, during Seller’s period of ownership, such Assets are in material compliance with Environmental Laws, and with respect to all other Assets, to Seller’s Knowledge, such Assets are in material compliance with Environmental Laws. Buyer’s sole remedy for any Breach of the representation and warranty set forth in this Section 5.28 shall be the Environmental Defect mechanism set forth in Article 4.

Section 5.29    Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer represents and warrants to Seller that for itself:

Section 6.01    Existence. Finley is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Big West is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Utah. Each Party constituting Buyer has full legal power, right, and authority to carry on its business as such is now being conducted. Each Party constituting Buyer is, or will be on the Closing Date, qualified to do business and in good standing in the State of Utah.

Section 6.02    Legal Power. Each Party constituting Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a)any provision of such Party’s formation documents or other governing documents;

(b)any material agreement or instrument to which such Party is a party or by which such Party or its assets are bound, except for provisions customarily contained in oil and gas agreements and other contracts relating to consents to assignment; or

(c)any judgment, order, ruling, or decree applicable to such Party as a party in interest or any law, rule, or regulation applicable to Buyer.

Section 6.03    Execution. The execution and delivery of this Agreement and the consummation or performance of the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of each Party constituting Buyer as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of each Party constituting Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles. Upon the execution and delivery each Party constituting Buyer of the agreements to be executed and delivered by such Party at Closing (collectively, the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 6.04    Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of such Party of any affiliate of such Party for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the Knowledge of each Party constituting Buyer, threatened against Buyer or any affiliate of Buyer.

Section 6.06    Suits and Claims. There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or any affiliate of each Party constituting Buyer that is reasonably likely to have a material effect on each Party constituting Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07    Independent Evaluation. Each Party constituting Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Party constituting Buyer has relied solely upon the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and such Party’s own independent due diligence and investigation of the Assets, and such Party has been advised by, and has relied solely on, its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, each Party constituting Buyer acknowledges and agrees that it has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to Title Defects, Title Benefits, and Environmental Defects.

Section 6.08    Qualification. As of the Closing, each Party constituting Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate (if applicable) the Assets, including, with respect to Finley, meeting all bonding requirements.

Section 6.09    Securities Laws. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, and each Party constituting Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933 and any other rules, regulations, and laws pertaining to the distribution of securities. Each Party constituting Buyer has not sought or solicited, nor is such Party participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction. All funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

Section 6.10    No Investment Company. Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, or (b) subject in any respect to the provisions of that Act.

Section 6.11    Funds. Each Party constituting Buyer has arranged to have available by the Closing Date immediately available funds to enable such Party to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.12    Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 7
COVENANTS AND AGREEMENTS

Section 7.01    Operation of the Assets.
(a)From and after the date of execution of this Agreement, Seller shall (i) during the period prior to the Closing, operate and administer the Assets as a reasonably prudent operator in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations to Buyer, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) not, without Buyer’s express written consent, commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyer in excess of Fifty Thousand Dollars ($50,000) net to Seller’s Working Interest for each proposed operation, or terminate, materially amend, or extend any Leases, Surface Agreements or Contracts affecting the Assets, or enter into or commit to enter into any material new contract or agreement relating to the Assets, or settle, compromise, or waive any material right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases, the Surface Agreements, and other Assets, and properly pay all costs and expenses and perform all obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with Seller’s past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity, or other transfer restriction or requirement with respect to the Assets, (ix) not elect to become a non‑consenting party in any operation proposed by any other person or entity with respect to the Assets unless requested to do so in writing by Buyer, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets, and (xii) not agree to extend or waive any statute of limitations with respect to Taxes or any extension or waiver of time with respect to a Tax assessment or deficiency for any Taxes, or, except in the ordinary course of business, make any change in any Tax elections with respect to the Assets or settle any Tax liability with respect to the Assets.

(b)Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this Article 7, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article 7. Seller will promptly notify Buyer of the occurrence of such event to the extent of Seller’s Knowledge. It is acknowledged and agreed that, as to those Assets operated by Seller, Seller does not guarantee or represent that Buyer will succeed Seller as operator but agrees to provide Buyer commercially reasonable assistance as to obtaining operatorship, and where possible, will vote for Buyer to succeed as operator.

Section 7.02    Buyer’s Qualification. At or prior to Closing, Finley shall be qualified and shall meet all requirements, including the bonding requirements that have been imposed on Seller that are described on Schedule 5.13, to be designated operator of that portion of the Assets for which Seller serves as operator. It is understood and agreed that certain Governmental Authorities may require Finley to provide higher levels of financial security than they required of Seller. Finley shall provide all such additional security in order to meet all requirements necessary for Finley to be designated as operator of the Assets. From and after Closing, Buyer shall cooperate with Seller to facilitate the expeditious release by Governmental Authorities of Seller’s bonds described on Schedule 5.13.

Section 7.03    Public Announcements. Prior to issuing any press release concerning the transactions contemplated hereby, a Party shall provide it to the other Party for approval, which approval shall not be unreasonably withheld; however, the foregoing shall not restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its affiliates. Following Closing, the Parties shall issue a press release in form and substance to be agreed upon by the Parties prior to the Closing, which agreement shall not be unreasonably withheld.

Section 7.04    Updated Exhibits and Schedules. The Parties agree that Exhibit A-1 is intended to list all of the Leases and Lands that are intended to be included as part of the Assets to be conveyed to Buyer hereunder. The Parties further agree that Exhibit A-2 is intended to list all Surface Use Agreements and Exhibit A‑3 is intended to list all of the Fee Interests that are intended to be included as part of the Assets to be conveyed to Buyer hereunder. In the event that, between the date of the execution of this Agreement and Closing, it is determined that there are Leases and Lands that have been inadvertently omitted from or incorrectly described on Exhibit A-1, any Surface Use Agreements that have been inadvertently omitted or incorrectly described on Exhibit A‑2, or any Fee Interests that have been inadvertently omitted or incorrectly described on Exhibit A‑3, Seller, with the consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, shall be permitted to supplement Exhibit A-1, Exhibit A‑2 or Exhibit A‑3, as the case may be, until five (5) days prior to the Closing Date to include those Leases and Lands that have been inadvertently omitted or incorrectly described. It is further agreed that, until five (5) days prior to the Closing Seller, with the written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, may correct or update all other Exhibits and Schedules to this Agreement. For the avoidance of doubt, Seller shall not have the right to correct, update, or otherwise amend the Net Mineral Acres, Net Revenue Interest, or Working Interest set forth on Exhibit A-1 or Exhibit A-3, as applicable, for any Asset except with the written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 7.05    Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law, contract or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to and shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof, including, without limitation, the execution and delivery of any further assignment reasonably requested by such other Party with respect to Assets that have been inadvertently omitted from or improperly described herein or in the Assignment.

Section 7.06    Communications Between the Parties Regarding Breach. If a Party develops information prior to the Closing that leads it to believe that the other Party has breached a representation or warranty under this Agreement (taking into account all materiality and other qualifiers set forth in such representations and warranties), it shall inform the other Party in writing as soon as practicable, but in any event prior to the Closing, providing reasonable detail describing the facts and circumstances of such potential breach and identifying the specific representation and warranty alleged to have been breached. If any Party believes the other Party has breached any term of this Agreement, the Party who believes the breach has occurred shall promptly give notice to the other Party of the nature of the breach.

Section 7.07    Employee Matters.
(a)Seller shall provide a list of available Business Employees to Buyer at least fifteen (15) business days prior to the Closing Date and shall update such list on and through the Closing Date to reflect any new hires or departures. Buyer may make an offer of employment to such Business Employees as it chooses in its sole and absolute discretion, and shall use commercially reasonable efforts to deliver such offers no later than five (5) days prior to the Closing Date. Such offers shall be effective as of the Closing Date or such later date as any Business Employee who is on short or long term disability may be ready to return to work. All offers of employment shall comply with the standard hiring practices of Buyer. The term “Business Employees” shall mean those full time and part time employees of Seller (hourly and salaried) working in or based in Seller’s Roosevelt, Utah field office, as identified by Seller, whose primary employment is related to the Assets.

(b)This Section 7.07 shall not constitute an amendment to any employee benefit plan maintained by the Seller and its Affiliates, or the Buyer and its Affiliates, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee or any person representing the interests of employees.

(c)Buyer agrees that, for a period of twelve (12) months following Closing, Buyer will not, in any manner, directly or indirectly, solicit any person who is an employee of Seller (other than any Business Employee) to apply for or accept employment with Buyer or any other business entity, or discuss with any person who is an employee of Seller (other than any Business Employee) alternative employment with Buyer or any other business entity. Notwithstanding the foregoing, it shall not constitute a violation of this Section 7.07(c) for Buyer to (A) make a general solicitation for employment or other services through any form of media or any third-party recruiting firm not specifically directed to the employees, agents or consultants of Seller and hire any person that responds to the same, (B) solicit or hire any person who initiates discussions with Buyer regarding employment without any direct or indirect prohibited solicitation by Buyer, or (C) solicit or hire any person who has ceased to be employed by Seller prior to commencement of employment discussions between Buyer and such person.

Section 7.08    Aurora Seismic. Among the Assets is the Aurora Seismic. The Aurora Seismic shall be transferred to Buyers at Closing; however, at Closing Buyers shall execute and deliver a non-exclusive and irrevocable license in the form of Exhibit G pursuant to which BBC shall retain a copy of the Aurora Seismic and BBC shall be granted certain rights to use the Aurora Seismic, at no cost to BBC (the “Seismic License”).

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01    Representations. Each of the representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02    Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions or be ready, willing and able to take the actions set forth in Section 10.08.

Section 8.03    Pending Matters. No suit, action, or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement, except for any suit, action, or other proceeding brought by Seller or any of its affiliates.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01    Representations. Each of the representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 9.02    Performance. Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions or be ready, willing and able to take the actions set forth in Section 10.07.

Section 9.03    Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Seller shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04    JPMorgan Chase Liens. At least three (3) days prior to the Closing Date, Seller shall have delivered to Buyer the unexecuted forms of releases of all JPMorgan Chase Liens and any other liens for borrowed money affecting or burdening the Assets and such forms of releases shall be reasonably satisfactory to Buyer.

ARTICLE 10
THE CLOSING

Section 10.01    Time and Place of the Closing. If the conditions referred to in Article 8 and/or Article 9 have been satisfied or waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Denver, Colorado offices of Seller at 12:00 p.m. Mountain Time on December 29, 2017, or at such other date and as mutually agreed upon by the Parties in writing (the “Closing Date”). On or before December 28, 2017, except for the payment of the Purchase Price as set forth in Section 10.08(i) and delivery of possession of the Assets as set forth in Section 10.07(n), Buyer and Seller shall take all actions required of such Party and execute and acknowledge, as applicable, each of the instruments to which it is a Party, in each case as set forth in Section 10.07 and Section 10.08, as applicable, and deliver such instruments to the Denver, Colorado offices of Seller, to be held in escrow prior to the Closing.

Section 10.02    Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.
(a)At the Closing, the Purchase Price shall be increased (without duplication) by the following amounts:

(i)the amount of all ad valorem, property, severance, production, conservation and other similar Taxes and assessments based upon or measured by the ownership of the Assets,

insofar as such Taxes relate to periods of time from and after the Effective Time, and which are paid by Seller;

(ii)all expenses, including operating and capital expenditures, incurred and paid in accordance with this Agreement by or on behalf of Seller in connection with (A) the ownership, operation, and use of the Assets attributable to the period from and after the Effective Time, which costs shall be the responsibility of Buyer to the extent paid by Seller after the Effective Time, and (B) the recompletion costs related to the Wells listed on Section 5.08 and the other authorizations for expenditures or other capital commitments listed on Section 5.08, which shall be the responsibility of Buyer, irrespective of whether such capital costs were incurred and/or paid prior to or after the Effective Time;

(iii)all royalties, rentals, and other charges attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller;

(iv)the value of all oil in the tanks shall be based upon total volume of oil in the tanks above the pipeline connection as of the Effective Time. All oil above the pipeline connection shall be deemed marketable for purposes of the Settlement Statement and the Final Settlement Statement, and for such purposes the value of such oil in the tanks shall be based upon the actual price received for such oil from the first unaffiliated third-party sale thereof, if available, or such estimated price agreed upon by the Parties if the actual prices are not known;

(v)the value of all natural gas beyond the wellhead and the value of all natural gas liquids in the pipeline from the wellhead of a Well to the plant resulting from pre-Effective Time production that is credited to Assets, such value to be based upon the actual price received for such natural gas and natural gas liquids; and

(vi)any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(b)At the Closing, the Purchase Price shall be decreased (without duplication) by the following amounts:

(i)an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons produced, saved, and sold from the Hydrocarbon Interests from and after the Effective Time (without deductions of any kind or nature, including royalties and any Taxes based on production), which shall (A) for purposes of the Settlement Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by Buyer and Seller, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(ii)an amount equal to all cash in or attributable to suspense accounts held by Seller relating to the Assets for which Buyer has assumed responsibility under Section 12.01(b) (such suspense account amounts as of the Effective Date of this Agreement are set forth on Schedule Section 10.02(b)(ii), which Schedule shall have been updated to reflect suspense account amounts attributable to the period from the Effective Date through the Execution Date for purposes of the Settlement Statement);

(iii)all expenses, including operating and capital expenditures, paid by Buyer in connection with the ownership, operation and use of the Assets attributable to the period prior to the Effective Time (excluding, for the avoidance of doubt, the recompletion costs related to the Wells listed on Schedule Section 5.08 and the other authorizations for expenditures or other capital commitments listed on Schedule Section 5.08, which shall be the responsibility of Buyer irrespective of whether such capital costs were incurred and/or paid prior to or after the Effective Time);

(iv)the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of Article 4;

(v)all downward adjustments to the Purchase Price for Title Defects and Environmental Defects determined in accordance with Article 4;

(vi)all Casualty Losses determined in accordance with Section 13.03;

(vii)subject to Section 7.01, proceeds from the sale, salvage, or other disposition of any Equipment or other Assets from and after the Effective Time;

(viii)the amount determined in accordance with Section 10.06, of all ad valorem, property, severance, production, conservation and other similar Taxes and assessments based upon or measured by the ownership of the Assets, insofar as such Taxes relate to periods of time prior to the Effective Time that are not paid prior to Closing; and

(ix)any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(c)Notwithstanding anything in this Agreement to the contrary, Buyer shall be responsible for the recompletion costs relating to the Wells listed on Schedule Section 5.08 and the other authorizations for expenditures or other capital commitments listed on Schedule Section 5.08. This Section 10.02(c) allocation of costs shall apply regardless of whether the capital costs were incurred and/or paid prior to or after the Effective Time.

(d)The allocations of costs and expenses and/or adjustments described in Section 10.02(a) and Section 10.02(b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

Section 10.03    Closing Adjustments and Allocations Statement. Seller shall prepare in good faith and deliver to Buyer on or before December 22, 2017, a draft statement of the estimated Purchase Price Allocations and Adjustments with appropriate support (the “Settlement Statement”), which Settlement Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 10.02. In respect of the foregoing, Seller shall prepare and deliver to Buyer, on or before December 20, 2017, a preliminary draft of the Settlement Statement in order to facilitate Buyer’s review thereof prior to Closing, which preliminary draft shall remain subject to further review and amendment by Seller in all respects. Any dispute with respect to the Settlement Statement shall be resolved prior to Closing. If Buyer and Seller cannot resolve any item, the Settlement Statement shall reflect Seller’s calculation of such item.

Section 10.04    Post-Closing Allocations and Adjustments to Purchase Price.
(a)On or before the date that is ninety (90) days following the Closing, Seller shall prepare and deliver to Buyer a revised Settlement Statement (the “Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Buyer to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date (the date on which the Final Settlement Statement becomes final and binding, the “Final Settlement Date”). Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.12(a).

(b)If a Notice of Disagreement is not received by Seller in a timely manner, then, if the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price previously paid, then Buyer shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price previously paid within five (5) business days after the Final Settlement Date. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price previously paid, then Seller shall pay in immediately available funds to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price previously paid within five (5) business days after the Final Settlement Date. If a Notice of Disagreement is received by Seller in a timely manner, then the above shall apply and be due within five (5) days of the final resolution in accordance with Section 4.12.

(c)Pursuant to Section 10.02(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from and after the Effective Time to the Closing Date. If Buyer shall receive any revenues attributable to such Hydrocarbons for any reason for which Buyer has received a reduction in the Purchase Price pursuant to this Section 10.04(c), Buyer shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Assets and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Buyer.

(d)Except as otherwise provided in this Agreement, any costs and expenses (other than Taxes which are provided for in Sections 10.05 and 10.06), relating to the Assets that are not reflected in the Final Settlement Statement shall be treated as follows:

(i)All costs and expenses relating to the Assets for the period of time prior to the Effective Time shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer in immediately available funds for and indemnify, defend, and hold Buyer harmless from and against the same; and

(ii)All costs and expenses relating to the Assets for the time period after the Effective Time shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend, and hold Seller harmless from and against the same.

(e)Purchase Price adjustments, if any, with respect to Title Defects or Environmental Defects the cure or correction of which or a dispute with respect to the same remains pending on the Final Settlement Date, as well as Purchase Price adjustments, if any, with respect to Environmental Defects subject to Section 4.10(b), shall be made on a date mutually agreed by the Parties, both acting reasonably.

Section 10.05    Transfer Taxes. The Purchase Price does not include any documentary, recording, stamp, real property transfer, sales, use and other similar taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, assessments, fees, or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Transfer Taxes”) and all Transfer Taxes shall be the liability and responsibility of Buyer and shall be paid by Buyer. Buyer shall prepare and timely file or cause to be filed all required reports and Tax Returns for, related to, or incident to such Transfer Taxes. Any penalties, additions to tax or interest levied or assessed with respect to any failure to pay Transfer Taxes or to file or timely file a Tax Return with respect to a Transfer Tax shall be allocated to, and shall be payable by Buyer.

Section 10.06    Production Taxes. All ad valorem, property, production, severance, and similar Taxes (“Production Taxes”) attributable to any period prior to the Effective Time shall be paid by the Seller. All Production Taxes attributable to any period from and after the Effective Time shall be paid by Buyer. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Taxes are assessed. Ad valorem taxes shall be apportioned between the Parties in accordance with the relative ownership periods pre-and post-Effective Time. For the purposes of calculating the Settlement Statement under Section 10.02 and the Final Settlement Statement under Section 10.04, the 2017 ad valorem taxes shall be estimated based upon the best information available unless the actual 2017 ad valorem taxes are known as of the time of Closing. Such estimates, if any, will be determined using the mill levies and assessment methodology used by the tax authorities to determine the 2016 final ad valorem taxes. To the extent that additional information becomes available between the time of the Closing and the preparation of the Final Settlement Statement, the ad valorem taxes shall be re-estimated and adjusted in the Final Settlement Statement. Seller shall provide written evidence to Buyer that it has paid all Taxes for periods prior to the Effective Time that are payable after the Effective Time including Production Taxes in the State of Utah; provided such Taxes are based on production occurring prior to the Effective Time.

Section 10.07    Actions of Seller at the Closing. At the Closing, BBC and/or Circle B shall:
(a)execute and deliver to Buyer the Settlement Statement;

(b)execute, acknowledge, and deliver to Buyer the Assignment, effective as of the Effective Time, and such other conveyances, assignments, transfers, and other instruments (on forms as required by the applicable Governmental Authority) as may be necessary or appropriate to transfer the Assets, other than the Fee Mineral Interests, the Fee Surface Interests, and those Assets set forth in the Roosevelt Deed, to Buyer;

(c)execute, acknowledge and deliver to Buyer the Surface Deeds, effective as of the Effective Time;

(d)execute, acknowledge and deliver to Buyer the Mineral Deeds, effective as of the Effective Time;

(e)execute, acknowledge and deliver to Buyer the Roosevelt Deed;

(f)execute, acknowledge and deliver to Buyer transfer orders or letters in lieu thereof notifying all purchasers of production of the change of ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(g)execute and deliver to Buyer any documents or instruments required by the applicable Governmental Authority or other person or entity in order to transfer the operatorship to Buyer of the Assets;

(h)deliver to Buyer a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Article 9 have been fulfilled (the “Seller’s Closing Certificate”);

(i)deliver to Buyer recordable releases of any mortgages, deeds of trust, security interests and other similar encumbrances (except Permitted Encumbrances, but specifically including the JPMorgan Chase Liens) affecting any of the Assets that arise by, through or under Seller or any of its affiliates, which releases will be in form and substance customary in the industry and reasonably satisfactory to Buyer;

(j)execute and deliver to Buyer a certificate attesting to its non-foreign status in the form of Exhibit H;

(k)execute and deliver to Buyer the Aurora Gathering Membership Interest Purchase Agreement and the assignment specified therein;

(l)deliver to Buyer copies of the executed consents obtained pursuant to Section 4.06;

(m)execute and deliver to Buyer the Seismic License;

(n)deliver to Buyer possession of the Assets (excluding the Records);

(o)execute joint written instructions directing the Escrow Agent to pay the Deposit to Seller; and

(p)execute and deliver to Buyer all other instruments, documents, and other items reasonably necessary or appropriate to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

Section 10.08    Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a)execute and deliver to Seller the Settlement Statement;

(b)execute, acknowledge, and deliver to Seller the Assignment, effective as of the Effective Time, and such other conveyances, assignments, transfers and other instruments (on forms as required by the applicable Governmental Authority) as may be necessary to transfer the Assets, other than the Fee Mineral Interests, the Fee Surface Interests, and those Assets set forth in the Roosevelt Deed, to Buyer;

(c)execute, acknowledge, and deliver to Seller transfer orders or letters in lieu thereof notifying all purchasers of production of the change of ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(d)execute and deliver to Seller any documents or instruments required by the applicable Governmental Authority or other person or entity in order for Buyer to assume operatorship of the Assets;

(e)deliver to Seller a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Article 8 have been fulfilled (the “Buyer’s Closing Certificate”);

(f)execute and deliver to Seller the Aurora Gathering Membership Interest Purchase Agreement and the assignment specified therein;

(g)execute and deliver to Seller the Seismic License;

(h)provide to Seller any necessary evidence, including proof of proper bonding and other qualifications, to be entitled to take and actually take possession of the Assets;

(i)pay the Purchase Price (as adjusted pursuant to the provisions hereof) in immediately available funds to Seller pursuant to wire transfer instructions to be provided by Seller to Buyer;

(j)execute joint written instructions directing the Escrow Agent to pay the Deposit to Seller; and

(k)execute and deliver to Seller all other instruments, documents, and other items reasonably necessary or appropriate to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 10.09    Recordation; Further Assurances; Delivery of the Records.
(a)Promptly following the Closing, Finley shall (i) cause the documents identified in Section 10.07(b), Section 10.07(c), Section 10.07(d) and Section 10.07(i) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by the Parties, and Finley shall promptly provide Seller with copies of all such recorded or filed instruments, and (ii) file with the appropriate Governmental Authority the documents identified in Section 10.07(g). Buyer shall be responsible for for all out-of-pocket costs in connection with the recording and filing of the documents subject to this Section 10.09(a).

(b)Seller shall make the Records, to the extent hard copies exist, or digital/electronic copies of the Records, to the extent the Records are in digital form, available to be picked up by Buyer at the Denver, Colorado offices of Seller during normal business hours within five (5) business days of Closing to the extent the Records are in the possession of Seller. Seller shall have the right at its sole expense to make and retain copies of any of the Records. In addition, until the Records are picked up by Buyer, Seller shall make the Records promptly available to Buyer for Buyer’s use.

Section 10.10    Post-Closing Tax Matters.
(a)After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Production Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Production Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Production Tax shall be apportioned to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is apportioned, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

(b)After the Closing, each of Buyer and Seller shall:

(i)reasonably cooperate and assist the other (A) in preparing any Tax Returns relating to any Tax on the Assets or imposed on the transactions contemplated herein, and (B) in qualifying for any exemption or reduction in Tax that may be available;

(ii)reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the transactions contemplated herein;

(iii)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the transactions contemplated herein;

(iv)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(v)allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned or delayed.

ARTICLE 11
TERMINATION

Section 11.01    Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)by mutual written consent of the Parties;

(b)by Seller on the Closing Date if the conditions set forth in Article 8 have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)by Buyer on the Closing Date if the conditions set forth in Article 9 have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)by either Buyer or Seller if the Closing shall not have occurred on or before January 31, 2018;

(e)by either Buyer or Seller if any Governmental Authority shall have issued a final and non-appealable order, judgment, or decree or taken any other final and non‑appealable action challenging, restraining, enjoining, prohibiting, or invalidating the consummation of any of the transactions contemplated herein;

(f)by either Buyer or Seller if (i) the aggregate amount of the Title Defect Values with respect to all Title Defects asserted by Buyer reasonably and in good faith plus (ii) the aggregate amount of the Environmental Defect Values with respect to all Environmental Defects asserted by Buyer reasonably and in good faith plus (iii) the aggregate amount of all Casualty Losses plus (iv) the Allocated Value of all Assets excluded from the purchase and sale contemplated herein pursuant to the provisions of Article 4 (but not including the Allocated Value of those Assets excluded as a result of Seller’s failure to receive a Specified Consent on or prior to Closing or with respect to preferential rights to purchase pursuant to Section 4.06(b)(iii)), exceeds Fifteen Percent (15%) of the unadjusted Purchase Price;

(g)by either Seller or Buyer if between execution of this Agreement and Closing, one or more events has occurred that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; or

(h)or otherwise provided herein;

provided, however, that no Party pursuant to clause (b), (c), or (d) above shall have the right to terminate this Agreement if such Party is at such time in Breach of any provision of this Agreement such that the conditions to Closing of such Party in Article 8 or Article 9, as applicable, would not be satisfied; provided, further, that to be effective, any Party desiring to terminate this Agreement pursuant to this Section 11.01 shall give written notice to the other Party of such termination and shall specify in such notice the clause or clauses of this Section 11.01 pursuant to which such termination is being made.

Section 11.02    Effect of Termination. In the event that the Closing does not occur as a result of any Party validly exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights, obligations or liabilities under this Agreement; provided, however, that, except as set forth in Section 2.02 and this Section 11.02 and in Section 11.03, nothing herein shall relieve any Party from any liability for any Breach of any of its covenants or agreements in this Agreement that has accrued prior to the date of such termination, which liability, and the applicable terms and provisions of this Agreement, shall survive such termination.

Section 11.03    Attorneys’ Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in an amount determined in such proceeding, in addition to any other relief to which such Party may be entitled. This Section 11.03 shall not apply to any proceeding under Section 4.12(a).

ARTICLE 12
ASSUMPTION AND INDEMNIFICATION

Section 12.01    Buyer’s Obligations after Closing. Upon and after Closing, Buyer will assume and perform all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods from and after the Effective Time, together with the Plugging and Abandonment Obligations, the Environmental Obligations and all other obligations assumed by Buyer under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a)Responsibility for the performance of all express and implied obligations under the instruments described on Exhibit A-1, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, the Surface Agreements, the Permits, and all other orders, contracts, and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from and after the Effective Time;

(b)Responsibility for payment of all amounts held in suspense accounts by Seller as of the Closing Date and for which the Purchase Price is adjusted pursuant to Section 10.02(b), without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide Buyer with the Records, the owner name, address, and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules, and regulations of the affected jurisdiction. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties that may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount deducted from the Purchase Price pursuant to Section 10.02(b);

(c)Responsibility for the reporting of production to all applicable Governmental Authorities with respect to the Mary R.U. 278 Well (API No. 43-047-31845), located in the NW/4SE/4 of Section 13, Township 1 South, Range 1 West, U.S.B.M. (in which Buyer acknowledges that Seller does not own any right, title, or interest and does not act as the operator thereof, but for which Seller has historically provided certain reporting services on behalf of Quinex Energy Corporation); and

(d)Responsibility for compliance with all Laws now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents, and authorizations of or required by Governmental Authorities in connection with the Assets, in each case, attributable to periods from and after the Effective Time.

Section 12.02    Seller’s Obligations after Closing. After Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and/or its operation of the Assets prior to the Effective Time; (b) severance, ad valorem, production, property, personal property, and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons attributable to all periods during which Seller owned the Assets prior to the Effective Time; (c) the payment of any broker’s and finder’s fees in connection with the transactions contemplated by this Agreement; (d) the obligations, liabilities, and duties of Seller relating to or with respect to its ownership and/or operation of the Assets that are attributable to Seller’s period of ownership of the Assets prior to the Effective Time other than the Plugging and Abandonment Obligations and the Environmental Obligations; (e) any liability of Seller for the personal injury or death of an individual or property damage that arises from operations related to the Assets during Seller’s period of ownership prior to the Closing; (f) Seller’s proportionate share of any third-party Claims with respect to the payment of royalties, overriding royalties, production payments, net profit payments, or other payments required by the Leases or the Contracts (or the suspension thereof) that accrued during Seller’s period of ownership of the Leases and Contracts prior to the Effective Time; and (g) all obligations, liabilities, and duties of Seller relating to or with respect to the Excluded Assets (collectively, the “Retained Obligations”).

Section 12.03    Plugging and Abandonment Obligations.
(a)Buyer’s Obligations. Provided Closing occurs, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Wells (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(i)The necessary and proper plugging, replugging, and abandonment in compliance with applicable Laws and the Leases of all Wells on the Assets, whether plugged and abandoned before or after the Effective Time (including, for the avoidance of doubt, the proper plugging and abandonment of those Wells set forth in Part (a-1) of Section 5.14);

(ii)The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk, and other personal property located on or comprising any part of the Assets in compliance with applicable Laws and the Leases;

(iii)The necessary and proper capping, removal and/or burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Surface Agreements, the Contracts, or other agreements;

(iv)The necessary and proper restoration of the Assets and those locations described on Schedule 5.14, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreement;

(v)To the extent not addressed by operation of Article 4, any necessary clean-up or disposal of any part of the Assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under applicable Laws, including Environmental Laws;

(vi)All obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(vii)Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

(b)Standard of Operations. Buyer shall conduct all Plugging and Abandonment Obligations and all other operations with respect to the Assets in a good and workmanlike manner and in compliance with all applicable Laws, including Environmental Laws.

(c)Plugging and Abandonment of Wells in Part (a-1) of Schedule Section 5.14. In the event that, within twelve (12) calendar months following the Closing, Buyer plugs and abandons, or causes the plugging and abandonment of, any of the Wells described in Part (a-1) of Section 5.14, then within one month following the later of the completion of such plugging and abandonment (on a Well-by-Well basis) or the date on which Buyer receives an invoice for such services, Buyer may send to Seller a notice of such plugging and abandonment and an invoice specifying the costs incurred by or on behalf of Buyer in respect thereof, together with all documentation reasonably necessary for Seller to verify such amounts. Subject to the limitations in the following sentence, within fifteen (15) days following Seller’s receipt of such notice, Seller shall reimburse Buyer for such amounts by wire transfer of immediately available funds to an account designated in writing by Buyer. Notwithstanding anything in this Section 12.03 to the contrary, (i) Buyer shall be entitled to seek reimbursement pursuant to the preceding sentence only up to an aggregate amount of Two Hundred Seventy-Two Thousand Five Hundred Dollars ($272,500.00), and following Seller’s reimbursement to Buyer of such amount, Seller shall have no further liability or obligation to Buyer under this Section 12.03(c), and (ii) without amending the twelve (12) calendar month period set forth in the first sentence of this Section 12.03(c), upon the expiration of thirteen (13) calendar months following the Closing, Seller shall have no further liability or obligation to Buyer under this Section 12.03(c).

Section 12.04    Environmental Obligations. Provided Closing occurs, and except as expressly addressed in Section 4.11, Buyer assumes full responsibility and liability for the following occurrences, events, conditions, and activities on, or related to, or attributable to Seller’s ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from Seller’s ownership or operation of, or relating to, the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) or the condition, including the environmental condition, of the Assets when acquired:

(a)Environmental pollution or contamination, including pollution or contamination of the soil, groundwater, or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury, or any other substance;

(b)Underground injection activities and waste disposal on the Lands;

(c)Clean-up responses and the cost of remediation, control, assessment, or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons, or storage tanks from the Assets;

(d)Failure to comply with applicable land use, surface disturbance, licensing, or notification requirements from and after the Closing Date;

(e)Disposal of any hazardous substances, wastes, materials, and products; provided, however, Buyer shall have no responsibility for any offsite disposal of any hazardous substances, wastes, materials, and products accruing prior to the Effective Time; and

(f)Non-compliance with Environmental Laws.

Section 12.05    Definition of Claims. Except as expressly provided in Section 4.08(a)(vii) that specifically operates to include Buyer, the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, audits, examinations, investigations, administrative proceedings, actions, causes of action, suits, other legal or arbitral proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character asserted by a third party (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable Laws, including Environmental Laws and any other legal right or duty actionable at law or equity.

Section 12.06    Application of Indemnities.
(a)All indemnities set forth in this Agreement extend to the officers, directors, partners, managers, members, shareholders, agents, contractors, employees, and affiliates of the indemnified party (“Representatives”).

(b)UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE, AND WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT SECURITIES FRAUD CLAIMS THAT REQUIRE SCIENTER OR KNOWLEDGE AS ONE ELEMENT OF THE CAUSE OF ACTION, WILLFUL MISCONDUCT, OR FRAUD BY THE INDEMNIFIED PARTY), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES.

(c)NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY EXCEPT THAT IF THE DISPUTE BETWEEN SELLER AND BUYER IS BASED ON A FAILURE OF THE TRANSACTION CONTEMPLATED HEREBY TO CLOSE, THE SOLE AND EXCLUSIVE REMEDIES SHALL BE THOSE PROVIDED FOR IN SECTION 2.02. BUYER AND SELLER WAIVE AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(d)The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified Party may legally recoup from other third-party owners under applicable joint operating agreements or other agreements and for which the indemnified Party is actually reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified Party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.

Section 12.07    Buyer’s Indemnity. From and after the Closing, Buyer shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from, or related or incidental to (a) the Assumed Obligations, (b) any breach by Buyer of any of Buyer’s representations or warranties contained herein or in the Buyer’s Closing Certificate (subject to the survival periods in Section 12.10), or (c) any Breach by Buyer of its covenants and agreements set forth in this Agreement.

Section 12.08    Seller’s Indemnity. Subject to Section 12.10 and Section 12.11, from and after the Closing, Seller shall release and indemnify, defend and hold Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or related or incidental to (a) the Retained Obligations, (b) any Breach by Seller of Seller’s representations and warranties contained herein or in the Seller’s Closing Certificate (subject to the survival periods set forth in Section 12.10), and (c) any Breach by Seller of its covenants and agreements contained in this Agreement.

Section 12.09    Notices and Defense of Indemnified Claims.
(a)Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to diligently defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement; provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations unless such failure to give notice actually prejudices the indemnifying Party and so long as the notice is given within the period set forth in Section 12.10. The indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. An indemnified Party shall use reasonable commercial efforts to pursue, and to cause its affiliates to pursue, all insurance claims to which it may be entitled in connection with any Claims for which a claim for indemnification is made, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any such Claims or any indemnification obligations from third parties with respect to any such Claims.

(b)An indemnifying party shall not, without the prior written consent of the indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified Party (other than as a result of money damages covered by the indemnity).

Section 12.10    Survival.
(a)The representations and warranties of Seller in Article 5 (other than the representations and warranties of Seller in (i) Section 5.01, Section 5.02, and Section 5.03, which shall survive the Closing without time limit, (ii) Section 5.04 and Section 5.07, which survive the Closing by a period equal to the statute of limitations, and (iii) Section 5.28, which shall survive the Closing until June 29, 2018), shall survive the Closing for a six (6) -month period commencing on the Closing Date. The representations and warranties of Seller in Section 5.27 shall not survive after the Notification Date. The representations and warranties of Buyer in Article 6 (other than the representations and warranties of Buyer in Section 6.01, Section 6.02 and Section 6.03, which survive the Closing without time limit, and the representations and warranties in Section 6.04, which survive the Closing by a period equal to the statute of limitations) shall survive the Closing for a six (6) -month period commencing on the Closing Date. The covenants and agreements of the Parties set forth in this Agreement shall survive the Closing until such covenants and agreements (including indemnity obligations) have been fully performed in all respects. Representations, warranties and covenants shall be of no further force or effect after the date of their termination; provided, however, that there shall be no termination of any bona fide claim for indemnification asserted pursuant to this Agreement with respect to such a representation, warranty or covenant prior its expiration date.

(b)The indemnity of Seller as provided in Section 12.08(a) shall survive for a six (6) -month period from and after the Closing, less and except Seller’s indemnity obligation under

Section 12.02(a), Section 12.02(b), Section 12.02(c), Section 12.02(e), Section 12.02(f), and Section 12.02(g), which shall survive for a period equal to the statute of limitations from and after Closing. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to make any, and hereby waives, the right to assert, any Claim for indemnity pursuant to the terms of this Agreement against Seller unless Buyer seeks indemnification for such Claim by a written notice delivered to Seller prior to the expiration of the applicable time period set forth in this Section 12.10. Buyer’s indemnity obligations shall survive the Closing without time limit.

Section 12.11    Limitations on Seller’s Indemnification Obligations. WITH RESPECT TO ANY INDIVIDUAL CLAIM OF LESS THAN TWENTY-FIVE THOUSAND DOLLARS ($25,000) ASSERTED BY BUYER PURSUANT TO Article 12 OF THIS AGREEMENT, SELLER SHALL HAVE NO OBLIGATION TO INDEMNIFY BUYER. SELLER’S AGGREGATE LIABILITIES UNDER THIS AGREEMENT FOR A BREACH OF ITS REPRESENTATIONS AND WARRANTIES (OTHER THAN SECTIONS 5.01, 5.02, 5.03, 5.04 AND 5.07), INCLUDING ITS INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 FOR ANY CLAIM OF A BREACH BY SELLER OF ANY SUCH REPRESENTATIONS AND WARRANTIES SHALL NOT EXCEED TWENTY-FIVE MILLION DOLLARS ($25,000,000).

Section 12.12    Exclusive Remedy. The terms and provisions of this Article 12 and those provided in Article 2, Article 4, Article 7, Article 8, Article 9, Article 10, Article 11 and Article 13 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder; provided, however, that the terms of this Section 12.12 shall not be applicable to the extent that a Party has committed fraud, securities fraud (where one of the elements of the cause of action is scienter or Knowledge), or willful misconduct.

Section 12.13    Representation as to Title and Environmental Matters. Notwithstanding the survival of certain of Seller’s representations and warranties pursuant to Section 12.10, as to any matter that would constitute a Title Defect or an Environmental Defect that could also result in the Breach of any Seller representation and warranty in Article 4 or Article 5, then, except for the special warranty of title set forth in the Assignment and the warranties contained in the Surface Deeds and Mineral Deeds, Buyer’s sole and exclusive remedy shall be to assert prior to the Notification Date such matter as a Title Defect or an Environmental Defect, and the matter will be handled pursuant only to Article 4. Buyer shall be precluded from asserting any such matter as a Breach of any representation and warranty other than under the special warranty of title set forth in the Assignment and the warranties contained in the Surface Deeds and Mineral Deeds. For the avoidance of doubt, the representations and warranties in Section 5.27 and Section 5.28 terminate as of the Notification Date.

Section 12.14    Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third-party Claims arising out of any such assumption or indemnification.

Section 12.15    Anti-Indemnity Statute, No Insurance; Subrogation. Buyer and Seller agree that with respect to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities provided for in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations. This provision concerning statutory limitations shall not apply to indemnities for all liabilities of the indemnifying Party that are covered by such Party’s insurance. The indemnification provisions provided in this Article 12 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves and their successors and assigns, including their insurers, any right to subrogation for Claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall waive such subrogation from their respective insurers.

ARTICLE 13
DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION

Section 13.01    Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, whether express, implied, at common law, or statutory. EXCEPT AS PROVIDED IN ANY EXPRESS REPRESENTATION OR WARRANTY OF SELLER AS CONTAINED IN THIS AGREEMENT AND SUBJECT TO THE TERMINATION OF ANY SUCH EXPRESS REPRESENTATION OR WARRANTY OF SELLER IN THIS AGREEMENT IN ACCORDANCE WITH THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS, OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON), OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION, OF THE ASSETS AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY LEASE IDENTIFIED ON EXHIBIT A-1, OR ANY SURFACE AGREEMENT IDENTIFIED ON EXHIBIT A-2, PERMIT, CONTRACT, OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NON-INFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 5, ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY, OR NATURAL RESOURCES OR

RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT, MERCURY, OR ANY OTHER HAZARDOUS SUBSTANCES OR WASTES. Except as specifically provided in ARTICLE 5, THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, ROLLING STOCK, TRAILERS, AND VEHICLES OR GEOLOGICAL DATA INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER WILL MAKE, OR CAUSE TO BE MADE, SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.

Section 13.02    NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO, AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 13.03    Casualty Loss; Condemnation.
(a)Except as otherwise provided in this Agreement, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, and the depreciation of personal property.

(b)Any event of casualty, including volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, or condemnation, including the exercise of any right of eminent domain, confiscation, or seizure, but excepting depletion due to normal production and depreciation or failure of equipment or casing (a “Casualty”) occurring prior to the Closing shall, subject to the other provisions of this Agreement, be addressed as follows:

(i)If, from and after the Effective Time but prior to the Closing, a Casualty occurs (or Casualties occur) then Buyer shall nevertheless be required to close the transactions contemplated by this Agreement, and Seller shall elect by written notice to Buyer prior to Closing to either (A) cause, at Seller’s sole cost and expense and as promptly as reasonably practicable (which work may extend after the Closing Date), each Asset affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty, or (B) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty to at least its condition prior to such Casualty. In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the Casualty.

(c)For purposes of determining the value of a Casualty Loss, the Parties shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 4.03 to the extent applicable.

ARTICLE 14
MISCELLANEOUS

Section 14.01    Names. As soon as reasonably possible after the Closing, but in no event later than forty-five (45) days after the Closing, Buyer shall remove the names of Seller, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership, including operation of the Assets, in a name other than the name of the Seller, or any variations thereof.

Section 14.02    Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 14.03    Document Retention. As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records, and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than three (3) years following the Closing Date (or for such longer period as may be required by Laws of any Governmental Authority) and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense.

Section 14.04    Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede that certain Confidentiality Agreement dated October 4, 2017, by and between the Seller and Buyer, which agreement shall terminate at Closing and shall not survive the Closing. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 14.05    Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any such waiver shall be in writing. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.06    No Third-Party Beneficiaries. Except as provided in Section 4.08(a)(vii) and Section 12.06(a), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.

Section 14.07    Assignment. Except as provided in Section 2.04 and the second to last sentence of this Section 14.07, neither Party may assign or delegate any of its rights or duties hereunder to any individual or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, and any assignment or delegation made without such consent shall be void; provided, however, that, if Closing occurs, (a) Buyer may assign its rights and obligations under this Agreement without the prior written consent of Seller and (b) Seller may assign its rights and obligations under this Agreement without the prior written consent of Buyer; provided, further that no assignment of any rights or obligations hereunder by a Party shall relieve such Party of any obligations and responsibilities hereunder. Notwithstanding the preceding sentence, prior to Closing, Finley may assign and delegate its rights and duties hereunder to Lonesome Oil & Gas, LLC, a Wyoming limited liability company; provided, however, that prior to any such assignment, Finley will execute and deliver to Seller a parent guaranty in a form reasonably acceptable to Seller, guaranteeing that if Lonesome Oil & Gas, LLC is unable to Close under this Agreement due to a lack of Funding, Finley will provide the funding payable under Section 2.01 so as to enable Lonesome Oil & Gas, LLC to Close. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives.

Section 14.08    Governing Law; Venue. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Utah. Any litigation arising out of this Agreement shall be brought before the Federal or state courts sitting in Salt Lake City, Utah, and the Parties irrevocably consent to the jurisdiction of such courts and waive any right to choose or request any other venue. Each of the Parties consents to the service of process in any suit, action, or proceeding in any of the aforesaid courts by the service of process on any Party anywhere in the world, including by mailing copies of process to such Party by certified or registered mail to the address set forth in Section 14.09. Nothing in this Section 14.08 will affect the right of any Party to serve legal process in any other manner permitted by law or at equity. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN AN ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.09    Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service to the addresses of Seller and Buyer set forth below or by electronic mail to the addresses of Seller and Buyer set forth below. Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by delivery service during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight delivery service or deposited in the U.S. Mail

Seller:

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
Attention:        William K. Stenzel, Senior Vice President -
Corporate Development and Planning
Telephone:        (303) 293-9100
Electronic Mail:        wstenzel@billbarrettcorp.com, and
jstoldt@billbarrettcorp.com

With a copy which shall not constitute notice to:

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
Attention:        Senior Vice President - General Counsel
Telephone:        (303) 293-9100
Electronic Mail:        kwonstolen@billbarrettcorp.com

Finley:

FINLEY RESOURCES INC.
1308 Lake Street
Fort Worth, Texas 76102
Attention:         Matthew E. Cooper
Telephone:        (817) 231-8738
Electronic Mail:     mcooper@finleyresources.com

Big West:

BIG WEST EXPLORATION AND PRODUCTION LLC
185 S. State Street, Suite 1300
Salt Lake City, Utah 84111
Attention:         Rick Bozzelli
Telephone:        (801) 624-1000
Electronic Mail:     rick.bozzelli@fjmgt.com

With a copy which shall not constitute notice to:

BIG WEST EXPLORATION AND PRODUCTION LLC
185 S. State Street, Suite 1300
Salt Lake City, Utah 84111
Attention:         Brett Bailey
Telephone:        (801) 624-1000
Electronic Mail:     brett.bailey@fjmgt.com

Either Party may, by written notice delivered to the other Party, change its address for notice purposes hereunder.

Section 14.10    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.11    Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a)A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the Parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

(c)Schedules and Exhibits referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d)The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment and will not effect a merger of the omitted provisions. To the fullest extent permitted by Laws, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e)The words “includes” and “including” and their derivatives means “includes, but not limited to” or “including, but not limited to,” and corresponding derivative meanings.

(f)The Article, Section, Exhibit, and Schedules references in this Agreement refer to the Articles, Sections, Exhibits, and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting this Agreement.

(g)The term “Knowledge” whether or not capitalized, shall mean with respect to (i) Seller the actual Knowledge of any of David R. Macosko (Senior Vice President  - Accounting), Rusty Frishmuth (Environmental Health and Safety Manager), Stephen Harpham (Senior Director - Business Development); Kary Eldredge (Field Supervisor, Roosevelt, Utah), Troy L. Schindler (Senior Vice President - Operations), and Mary Yeast (Land Operations Technician); (ii) as to Finley, the actual Knowledge, after due inquiry, of any of James D. Finley (Chief Executive Officer), Brent D. Talbot (President), and Stephen M. Clark (Chief Financial Officer), and (iii) as to Big West, Crystal Call Maggelet (Chief Executive Officer), Richard L. Bozzelli (Chief Financial Officer), and Brett H. Bailey (Secretary).

(h)The term “Material Adverse Effect” shall mean any defect, condition, change, or effect (other than with respect to which the Purchase Price has been adjusted) that, when taken together with all other such defects, conditions, changes, and effects, has significantly diminished, or could be reasonably expected to significantly diminish, the value, use, operations, or development of the Assets taken as a whole. Notwithstanding the foregoing, the following shall not be considered in determining whether a Material Adverse Effect has occurred:

(i)Fluctuations in commodity prices;

(ii)Changes in Laws or Environmental Laws; or

(iii)Changes in the oil and gas industry that do not have a disproportionate impact on the ownership and operation of the Assets.

(i)“Breach” shall mean any breach of, or any falsity or inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, agreement, or instrument contemplated by this Agreement, or any event that with the passing of time or the giving or notice, or both, would constitute such a breach, inaccuracy, or failure.

(j)“Income Tax” means any income Tax, and any franchise or similar Tax to the extent such Tax is measured by or based upon income.

(k)“Tax” means (i) all taxes, assessments, fees, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, and/or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

(l)“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(m)“Income Tax Return” means any Tax Return relating to an Income Tax.

(n)The adjective “affiliate,” whether or not capitalized, shall mean any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another entity. The term “control” and its derivatives with respect to any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(o)The adjective “material,” whether or not capitalized, shall mean a situation, circumstance, consequence, or concept whose relevance to the transactions contemplated by this Agreement as a whole is of significance and would not be considered a small or insignificant deviation from the terms of this Agreement.

(p)The plural shall be deemed to include the singular, and vice versa.

(q)Unless otherwise expressly provided herein, any Law defined or referred to herein means such Law as from time to time amended, including by succession of comparable successor Law.

Section 14.12    Relationship Between Finley and Big West; Obligation to Close.
(a)Big West hereby appoints Finley as its sole representative for the purpose of delivering and receiving all notices provided for in this Agreement. Seller may rely on such appointment and authority until receipt of notice of the appointment of any successor upon five business days’ prior written notice to Seller.

(b)In the event that as of the Closing Date, for any reason, Big West is not ready, willing, and able to consummate the Closing of the transaction contemplated pursuant to this Agreement, and to purchase an undivided fifty percent (50%) interest in the Assets and the Aurora Membership Interest, then Finley agrees that at Closing (i) it will purchase one hundred percent (100%) of the Assets and the Aurora Membership Interest (subject to the terms and conditions of Article 4, Article 5, and Article 13), and (ii) will be the sole and exclusive “Buyer” under the terms of this Agreement, including, without limitation, with respect to all obligations and liabilities allocated to Buyer hereunder.

Section 14.13    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.14    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one (1) Agreement, but each counterpart shall be considered an original. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

BILL BARRETT CORPORATION

By:
R. Scot Woodall
Chief Executive Officer and President

CIRCLE B LAND COMPANY LLC

By:
R. Scot Woodall
Chief Executive Officer and President

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

BUYER:

FINLEY RESOURCES INC.

By:
James D. Finley
Chief Executive Officer

BIG WEST EXPLORATION AND PRODUCTION LLC

By:	Big West Holdings LLC
Its:	Sole Member and Manager

	By:	FJ Management Inc.
	Its:	Sole Member and Manager

By:
Crystal C. Maggelet
Chief Executive Officer

Signature Page to Purchase and Sale Agreement